Filed with the Securities and Exchange Commission on January 22, 2015.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6153	20-5456087
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2700 North Military Trail, Ste. 200

Boca Raton, FL 33431

(561) 419-2923

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Brad Bernstein

Chief Executive Officer

2700 North Military Trail, Ste. 200

Boca Raton, FL 33431

(561) 419-2923

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Morse, Esq.

Morse & Morse, PLLC

1400 Old Country Road, Ste. 302

Westbury, NY 11590

(516) 487-1446

(516) 497-1452—Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

i

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	# Shares Registered	Proposed Maximum Aggregate Offering Price(a)	Amount of Registration Fee
Common Stock, $0.0001 par value(b)	11,820,187	6,501,102.85	$755.43
Placement Agent’s Warrants to purchase Common Stock	1,773,027	100	.01
Common Stock, $0.0001 par value, underlying Placement Agent’s Warrants(c)(d)	1,773,027	975,164.85	113.31
Total		7,476,367.70	$868.75

(a)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933. The price per share and aggregate offering price are based on the closing sale price of $.55 per share for the registrant’s common stock on January 16, 2015, as reported on the OTCQB.

(b)	Consists of 11,820,187 shares of common stock sold in the placement described herein.

(c)	Includes 1,773,027 shares of common stock underlying placement agent warrants, exercisable at $.55 per share sold in the placement described herein.

(d)	Includes such indeterminate number of shares of common stock as may be issuable pursuant to the anti-dilution provisions of the Placement Agent’s Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2015

PRELIMINARY PROSPECTUS

13,593,214 Shares

FLEXSHOPPER, INC.

Common Stock

This prospectus relates to the offer for sale of 13,593,214 shares of common stock, par value $0.0001 per share of FlexShopper, Inc. by the existing holders of the securities named in this prospectus, whom we refer to as selling securityholders throughout this prospectus. Our common stock is quoted on the OTCQB under the symbol “FPAY” On December 31, 2014, the last reported sale price of our common stock on the OTCQB was $1.00 per share. Before you invest, you should read carefully this prospectus and any prospectus supplement. For information concerning the selling securityholders and the manner in which they may offer and sell shares of our common stock, see “Selling Securityholders” and “Plan of Distribution” in this prospectus.

The distribution of securities offered hereby may be effected in one or more transactions that may take place through the OTCQB or, if our common stock is then listed, on a national securities exchange. These transactions may include ordinary brokers’ transactions, privately negotiated transactions, or sales to one or more dealers for resale of such securities as principals. The transactions may be executed at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders. The selling securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” under the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. See “Plan of Distribution.”

We will not receive any of the proceeds from the sale of our common stock by the selling securityholders. We have agreed to pay expenses of registration of the offered common stock, other than transfer taxes and brokerage fees or commissions.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2015

iii

You should rely only on the information contained in this document. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of shares of our common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to FlexShopper, Inc. “FlexShopper,” the “Company,” “we,” “us,” “our,” or similar references, mean FlexShopper, Inc. and its subsidiaries on a consolidated basis.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the shares of our common stock covered by this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

iv

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire prospectus, including the factors described under the heading “Risk Factors,” and the financial statements and related notes before making an investment decision.

About FlexShopper

In June 2013, FlexShopper, Inc. formed FlexShopper, LLC as a wholly-owned subsidiary, for the purpose of developing a business that provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers. FlexShopper has been generating revenues from this new line of business since December 2013. Management believes that the introduction of FlexShopper's lease-to-own (“LTO”) programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO products provide consumers the ability to acquire durable goods, including electronics, computers and furniture on an affordable payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis. FlexShopper has been hiring employees to implement its business plan and incurring additional expenses developing this business as FlexShopper implements its programs and builds an infrastructure to support its revenues and business objectives. FlexShopper refers to the operations of FlexShopper, LLC unless the context indicates otherwise.

GROWTH OPPORTUNITIES AND STRATEGIES

FlexShopper believes there is significant opportunity to expand the LTO industry online and into mainstream retail and e-tail. The LTO industry currently serves approximately six million consumers annually, generating approximately $8.5 billion in sales primarily through approximately 10,000 LTO brick and mortar stores. Through its strategic sales channels FlexShopper believes it will expand the LTO industry, also known as the rent-to-own or RTO industry. FlexShopper has successfully developed and is currently processing LTO transactions using its “LTO Engine.” The LTO Engine is FlexShopper’s proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods within a few minutes. The LTO engine is the basis for FlexShopper’s primary sales channels include: (1) serving as the financial and technology partner for thousands of durable goods retailers and e-tailers; (2) selling directly to consumers via the online FlexShopper LTO Marketplace featuring thousands of durable goods; and (3) utilizing FlexShopper’s patent pending LTO payment method at check out which FlexShopper is positioning as the payment option of choice for millions of consumers without sufficient cash or credit.

FlexShopper launched its online LTO Marketplace in March 2014 and launched its LTO payment method in December 2014. Retailers and e-tailers that sell furniture, electronics, computers, appliances and other durable goods and partner with FlexShopper, will have three channels to increase their sales: in the store, online and on our marketplace. FlexShopper will enable merchants to sell to more than 50 million consumers that do not have sufficient credit or cash to buy from them. In addition, there is no risk to the merchant because FlexShopper pays the merchant.

INDUSTRY OVERVIEW

The lease-to-own industry offers customers an alternative to traditional methods of obtaining electronics, computers, home furnishings and appliances. In a typical industry lease-to-own transaction, the customer has the option to acquire merchandise over a fixed term, usually 12 to 24 months, normally by making weekly lease payments. The customers may cancel the agreement as prescribed in the lease agreement by returning the merchandise, generally with no further lease obligation if their account is current. If customers lease the item to the full term, they obtain ownership of the item, though they can choose to buy it at any time. FlexShopper’s current fixed term to acquire ownership is fifty-two weeks.

1

The lease-to-own concept is particularly popular with consumers who cannot pay the full purchase price for merchandise at once or who lack the credit to qualify under conventional financing programs. Lease-to-own is also popular with consumers who, despite good credit, do not wish to incur additional debt, have only a temporary need for the merchandise or want to try out a particular brand or model before buying it.

We believe that there is significant market opportunity to expand the LTO market beyond brick and mortar stores by creating an online presence through an LTO e-commerce site and payment method. We believe that the segment of the population targeted by the industry comprises more than 50 million people in the United States and the needs of these consumers are generally underserved.

UNDERWRITING PROCESS

FlexShopper has developed proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods within a few minutes. Included in the determination of a consumer spending limit are factors such as income and the frequency that they overdraw their bank account.

CUSTOMERS

FlexShopper’s customers typically do not have sufficient cash or credit to obtain durable goods. These consumers find the short-term nature and affordable payments of lease-to-own attractive. The lease-to-own industry serves a highly diverse customer base. According to the Association of Progressive Rental Organizations, approximately 83% of lease to-own customers have household incomes between $15,000 and $50,000 per year. We have been expanding the LTO market beyond brick and mortar stores with our LTO e-commerce site and online payment method. These sales channels will enable us to serve and target more than 50 million people that we believe do not have sufficient cash or credit for durable goods.

SALES AND MARKETING

We plan to promote our FlexShopper products and services through print advertisements, Internet sites and direct response marketing, all of which are designed to increase our lease transactions and name recognition. Our advertisements emphasize such features as instant spending limit, affordable weekly payments and free delivery. We believe that as the FlexShopper name gains familiarity and national recognition through our advertising efforts, we will continue to educate our customers and potential customers about the lease-to-own payment alternative as well as solidify our reputation as a leading provider of high quality branded merchandise and services.

For each sales channel FlexShopper has a marketing strategy that includes but is not limited to the following:

Online LTO Marketplace targeting consumers:

· Direct mail

· Search engine optimization; pay-per click

· Online affiliate networks

· Radio and television campaigns

Patent pending LTO Payment Method targeting durable goods e-tailers:

· Direct to e-tailers of durable goods

· Partnerships with e-commerce payment aggregators

Technology and LTO Funding Source targeting durable goods retailers:

· Telemarketing to independent, regional and national retailers

· Outside sales representatives canvassing key metropolitan markets and soliciting independent regional and national retailers

2

Common Stock Offered
Background

Common Stock Offered     The securityholders own or have the right to acquire an aggregate of 13,593,214 shares of common stock, of which (i) 11,820,187 shares of common stock were sold in a private placement offering between May 8, 2014 and October 9, 2014 and (ii) 1,773,027 shares of common stock issuable upon exercise of placement agent warrants issued in October 2014 in connection with said private placement offering.

Shares of Common Stock offered by the selling securityholders:	13,593,214 shares of common stock.

Use of proceeds:	Any shares of common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. If the placement agent warrants held by the holders are exercised for cash, the exercise price will be used for working capital and general corporate purposes. We cannot estimate how many, if any, placement agent warrants will be exercised.

OTCQB	FPAY

Market and Industry Data

We obtained statistical data, market and product data, and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Risk Factors

Our business is subject to a number of risks of which you should be aware. See “Risk Factors.”

3

Corporate Information and History

This prospectus details the operations of our wholly-owned subsidiary, FlexShopper, LLC, which provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers. FlexShopper began generating revenues from this new line of business in December 2013. Management believes that the introduction of FlexShopper's Lease-to-own (LTO) programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO platforms provide consumers the ability to acquire durable goods, including electronics, computers and furniture on an affordable payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis. FlexShopper’s sales channels include 1) serving as the financial and technology partner for durable goods retailers and etailers 2) selling directly to consumers via the online FlexShopper LTO Marketplace featuring thousands of durable goods and 3) utilizing FlexShopper’s , patent pending LTO payment method at check out on e-commerce sites.

During 2013, we decided to concentrate our efforts on the operations of FlexShopper and subsequently on April 30, 2014, we entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor Funding Services LLC, a wholly-owned subsidiary, sold to the Bank substantially all of its assets (the “Anchor Assets”), consisting primarily of its factoring portfolio (the “Portfolio Accounts”). The purchase price for the Anchor Assets was equal to (1) 110% of the total funds outstanding associated with the Portfolio Accounts plu1s (2) an amount equal to 50% of the factoring fee and interest income earned by the Portfolio Accounts during the 12 month period following acquisition (“Earnout Payments”). The sale of the Anchor Assets was made in a series of closings through June 16, 2014. In connection with each closing, Anchor used the proceeds thereof to pay to Bank all amounts due for factor advances associated with the Portfolio Accounts acquired pursuant to such closing under Anchor’s Rediscount Facility Agreement with the Bank dated November 30, 2011. In accordance with the Purchase Agreement, following the final closing thereunder all obligations of Anchor under the Rediscount Facility Agreement (and the associated Validity Warranty) were paid and satisfied in full and the agreement was terminated to have no further force and effect.

During fiscal 2014, we have moved our principal executive operations to Boca Raton, Florida, which also includes our sales and marketing functions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this prospectus regarding our future strategy, plans and expectations regarding our plans for the commercialization of our products, future operations, projected financial position, potential future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our investors. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus except to the extent required by the federal securities laws. You should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, or the SEC, described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

4

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. In addition, the risks described below are not the only ones facing our company. Additional risks and uncertainties of which we are unaware or currently deem immaterial may also become important factors that may harm our business.

Business Risks

Limited operating history. FlexShopper, LLC, which was formed in June 2013 to enter the lease-to-own business, has no operating history upon which investors may judge our performance. Our new FlexShopper business has generated revenues over a limited operating history and had incurred net losses from this business segment. Our ability to achieve profitability in this business will depend upon many factors, including, without limitation, our ability to execute our growth strategy and technology development, obtain sufficient capital, develop relationships with third party retail partners, adapt to fluctuations in the economy and modify our strategy based on the degree and nature of competition. Our senior management team has very limited experience in the lease-to-own industry. While we believe our FlexShopper business model will be successful, prior success of our senior management in other businesses should not viewed as an indication that we will be profitable. We can provide no assurances that our operations will ever be profitable.

Commercial credit provided by external financing sources and capital is crucial to our business operations.  We are currently using our own working capital to fund purchases of merchandise to provide to consumers on a lease-to own basis. To remain in operation and to maintain and expand our business, we will need substantial external equity and/or debt funding sources. Our inability to secure such financing on terms satisfactory to us (if at all) would materially and adversely affect our ability to purchase merchandise to lease to our customers, our ability to meet our cash flow needs, and our results of operations. Further, the sale of equity securities and/or debt securities convertible into Common Stock may further dilute the beneficial ownership of the holders of our equity securities.

  FlexShopper LTO revenue and earnings growth depend on our ability to execute our growth strategies. Our primary growth strategies are our FlexShopper LTO online products to consumers and utilization by retailers of FlexShopper’s online channels to connect with customers that want to acquire products on a LTO basis. Effectively managing the development and growth can be challenging, particularly as we develop the management and operational systems necessary to develop this line of business. If we are unable to successfully execute these growth strategies, revenue from this line of business will grow slowly or not at all, and we may never achieve profitability.

Our LTO business depends on the success of our third-party retail partners and our continued relationships with them. Our LTO revenues depend in part on the ability of unaffiliated third-party retailers to attract customers. In addition, in most cases, our agreements with such third-party retailers may be terminated at the retailer's election. The failure of our third-party retail partners to maintain quality and consistency in their operations and their ability to continue to provide products and services, or the loss of the relationship with any of these third-party retailers and an inability to replace them, could cause our LTO business to lose customers, substantially decreasing the revenues and earnings growth in our LTO business.

Our growth will depend on our ability to develop our brands, and these efforts may be costly. Our ability to develop the FlexShopper brand will be critical to achieving widespread acceptance of our services, and will require a continued focus on active marketing efforts. We will need to continue to spend substantial amounts of money on, and devote substantial resources to, advertising, marketing, and other efforts to create and maintain brand loyalty among our customers. If we fail to promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed.

5

Our LTO business will depend on the continued growth of online and mobile commerce. The business of selling goods over the Internet and mobile networks is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers from adopting the Internet or mobile devices as modes of commerce, or may prompt consumers to offline channels. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods and may prefer Internet analogues to such traditional retail means, such as the retailer's own website, to our offerings. If these consumers prove to be less active than we expect due to lower levels of willingness to use the Internet or mobile devices for commerce for any reason, including lack of access to high-speed communications equipment, traffic congestion on the Internet or mobile network outages or delays, disruptions or other damage to users' computers or mobile devices, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new users, our business could be adversely impacted.

Our customer base presents significant risk of default for non-payment. We bear the risk of non-payment or slow payment by our customers. The nature of our customer base makes it sensitive to adverse economic conditions and less likely to meet our prevailing underwriting standards, which may be more restrictive in an adverse economic environment. As a result, during such periods we may experience decreases in the growth of new customers, and we may curtail spending limits to existing customers, which may adversely affect our net sales and potential profitability.

Our customers can return merchandise without penalty.  When our customers acquire merchandise through the Flexshopper LTO program, we actually purchase the merchandise from the retailer and enter the lease-to-own relationship with the customer. Because our customers can return merchandise without penalty, there is risk that we may end up owning a significant amount of merchandise that is difficult to monetize. While we have factored customer returns into our business model, customer return volume may exceed the levels we expect, which could adversely impact our collections, revenues and our financial performance.

We rely on third party credit/debit card and ACH (Automated Clearing House) processors to process collections from customers on a weekly basis. Our ability to collect from customers could be impaired if these processors did not work with us. These third-party payment processors may consider our business a high risk since our customer base could have a high incidence of insufficient funds and rejected payments. This could cause a processor to discontinue its services to us, and we may not be able to find a replacement processor. If this occurred, we would have to collect from our customers using less efficient methods, which could adversely impact our collections, revenues and our financial performance.

We rely on internal models to manage risk, to provide accounting estimates and to make other business decisions. Our results could be adversely affected if those models do not provide reliable estimates or predictions of future activity.  The accurate modeling of risks is critical to our business, particularly with respect to managing underwriting and spending limits for our customers. Our expectations regarding customer repayment levels, as well as our allowances for doubtful accounts and other accounting estimates, are based in large part on internal modeling. We also rely heavily on internal models in making a variety of other decisions crucial to the successful operation of our business. It is therefore important that our models are accurate, and any failure in this regard could have a material adverse effect on our results. Models are inherently imperfect predictors of actual results because they are based on historical data available to us and our assumptions about factors such as demand, payment rates, default rates, delinquency rates and other factors that may overstate or understate future experience. Our models could produce unreliable results for a number of reasons, including the limitations or lack of historical data to predict results, invalid or incorrect assumptions underlying the models, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models, incorrect data being used by the models or inappropriate application of a model to products or events outside of the model’s intended use. In particular, models are less dependable when the economic environment is outside of historical experience, as has been the case recently. Due to the factors described above, unanticipated and excessive default and charge-off experience can adversely affect our profitability and financial condition, breach covenants in future credit facilities, limit our ability to secure a credit facility and adversely affect our ability to finance our business.

6

Our operations are regulated by and subject to the requirements of various federal and state laws and regulations. These laws and regulations, which may be amended or supplemented or interpreted by the courts from time to time, could expose us to significant compliance costs or burdens or force us to change our business practices in a manner that may be materially adverse to our operations, prospects or financial condition. Currently, 47 states and the District of Columbia specifically regulate rent-to-own, lease-to-own transactions. At the present time, no federal law specifically regulates the rent-to-own industry, although federal legislation to regulate the industry has been proposed from time to time. Any adverse changes in existing laws, or the passage of new adverse legislation by states or the federal government could materially increase both our costs of complying with laws and the risk that we could be sued or be subject to government sanctions if we are not in compliance. In addition, new burdensome legislation might force us to change our business model and might reduce the economic potential of our sales and lease ownership operations. Most of the states that regulate rent-to-own transactions have enacted disclosure laws that require rent-to-own companies to disclose to their customers the total number of payments, total amount and timing of all payments to acquire ownership of any item, any other charges that may be imposed and miscellaneous other items. The more restrictive state lease purchase laws limit the total amount that a customer may be charged for an item, or regulate the "cost-of-rental" amount that rent-to-own companies may charge on rent-to-own transactions, generally defining "cost-of-rental" as lease fees paid in excess of the “retail” price of the goods. There has been increased legislative attention in the United States, at both the federal and state levels, on consumer debt transactions in general, which may result in an increase in legislative regulatory efforts directed at the rent-to-own industry. We cannot guarantee that the federal government or states will not enact additional or different legislation that would be disadvantageous or otherwise materially adverse to us. In addition to the risk of lawsuits related to the laws that regulate rent-to-own and consumer lease transactions, we could be subject to lawsuits alleging violations of federal and/or state laws and regulations and consumer tort law, including fraud, consumer protection, information security and privacy laws, because of the consumer-oriented nature of the rent-to-own industry. A large judgment against FlexShopper could adversely affect our financial condition and results of operations. Moreover, an adverse outcome from a lawsuit, even one against one of our competitors, could result in changes in the way we and others in the industry do business, possibly leading to significant costs or decreased revenues or profitability.

If we fail to protect the integrity and security of customer and employee information, we could be exposed to litigation or regulatory enforcement, and our business could be adversely impacted. We collect and store certain personal information provided to us by our customers and employees in the ordinary course of our business. Despite instituted safeguards for the protection of such information, we cannot be certain that all of our systems are entirely free from vulnerability to attack. Computer hackers may attempt to penetrate our network security and, if successful, misappropriate confidential customer or employee information. In addition, one of our employees, contractors or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information, or inadvertently cause a breach involving such information. Loss of customer or employee information could disrupt our operations, damage our reputation and expose us to claims from customers, employees, regulators and other persons, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, the costs associated with information security, such as increased investment in technology, the costs of compliance with privacy laws and costs incurred to prevent or remediate information security breaches, could adversely impact our business.

The loss of any of our key personnel could harm our business. Our future financial performance will depend to a significant extent on our ability to motivate and retain key management personnel. Further, FlexShopper is seeking to hire additional qualified management for its FlexShopper business. Competition for qualified management personnel is intense, and there can be no assurance that we will be able to hire additional qualified management on terms satisfactory to FlexShopper. Further, in the event we experience turnover in our senior management positions, we cannot assure you that we will be able to recruit suitable replacements. We must also successfully integrate all new management and other key positions within our organization to achieve our operating objectives. Even if we are successful, turnover in key management positions may temporarily harm our financial performance and results of operations until new management becomes familiar with our business. At present, we do not maintain key-man life insurance on any of our executive officers, although we entered into an employment contract with Brad Bernstein, Chief Executive Officer and President. Our Board of Directors is responsible for approval of all future employment contracts with our executive officers. We can provide no assurances that said future employment contracts and/or their current compensation is or will be on commercially reasonable terms to us in order to retain our key personnel. The loss of any of our key personnel could harm our business.

7

Competition in the LTO business may be intense. The lease-to-own industry is highly competitive. Our operation will compete with other national, regional and local lease-to-own businesses, as well as with rental stores that do not offer their customers a purchase option. Some of these companies have, or may develop, systems that enable consumers to obtain through online facilities spending limits and payment terms and to enter into leases nearly instantaneously, in a manner similar to that provided by FlexShopper’s proprietary technology. Many of our competitors will have substantially more resources and greater experience in the lease-to-own business of FlexShopper. With respect to customers desiring to purchase merchandise for cash or on credit, we also compete with retail stores. Competition is based primarily on store location, product selection and availability, customer service and lease rates and terms. We believe we do not currently have significant competition for our on-line LTO marketplace and patent pending LTO payment method. However, such competition is likely to develop over time, and we may be unable to successfully compete in our target markets. We can provide no assurances that we will be able to successfully compete in the LTO industry.

Worsening of current economic conditions could result in decreased revenues or increased costs. Although we believe an economic downturn can result in increased business in the lease-to-own market as consumers increasingly find it difficult to purchase home furnishings, electronics and appliances from traditional retailers on store installment credit, it is possible that if the conditions continue for a significant period of time, or get worse, consumers may curtail spending on all or some of the types of merchandise we offer, in which event our revenues may suffer.

Changes in regulations or customer concerns, in particular as they relate to privacy and protection of customer data, could adversely affect our business.  Our business is subject to laws relating to the collection, use, retention, security and transfer of personally identifiable information about our customers. The interpretation and application of privacy and customer data protection laws are in a state of flux and may vary from jurisdiction to jurisdiction. These laws may be interpreted and applied inconsistently and our current data protection policies and practices may not be consistent with those interpretations and applications. Complying with these varying requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business. Any failure, or perceived failure, by us to comply with our own privacy policies or with any regulatory requirements or orders or other privacy or consumer protection related laws and regulations could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity and adversely affect our operating results.

System interruption and the lack of integration and redundancy in our order entry and online systems may adversely affect our net sales.  Customer access to our customer service center and websites is key to the continued flow of new orders. Anything that would hamper or interrupt such access could adversely affect our net sales, operating results and customer satisfaction. Examples of risks that could affect access include problems with the Internet or telecommunication infrastructure, limited web access by our customers, local or more systemic impairment of computer systems due to viruses or malware, or impaired access due to breaches of Internet security or denial of service attacks. Changes in the policies of service providers or others that increase the cost of telephone or Internet access could inhibit our ability to market our products or transact orders with customers. In addition, our ability to operate our business from day-to-day, largely depends on the efficient operation of our computer hardware and software systems and communications systems. Our computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins or denial of service attacks, improper operation by employees and similar events or disruptions. Any of these events could cause system interruption, delays and loss of critical data and could prevent us from accepting and fulfilling customer orders and providing services, which would impair our operations. Certain of our systems are not redundant, and we have not fully implemented a disaster recovery plan. In addition, we may have inadequate insurance coverage to compensate us for any related losses. Interruptions to customer ordering, particularly if prolonged, could damage our reputation and be expensive to remedy and have significant adverse effects on our financial results.

We face risk related to the strength of our operational, technological and organizational infrastructure.  We are exposed to operational risks that can be manifested in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees, contractors or third parties and exposure to external events. In addition, we are heavily dependent on the strength and capability of our technology systems that we use to manage our internal financial, credit and other systems, interface with our customers and develop and implement effective marketing campaigns. Our ability to operate our business to meet the needs of our existing customers and attract new ones and to run our business in compliance with applicable laws and regulations depends on the functionality of our operational and technology systems. Any disruptions or failures of our operational and technology systems, including those associated with improvements or modifications to such systems, could cause us to be unable to market and manage our products and services and to report our financial results in a timely and accurate manner, all of which could have a negative impact on our results of operations. In some cases, we outsource delivery, maintenance and development of our operational and technological functionality to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. Any increase in the amount of our infrastructure that we outsource to third parties may increase our exposure to these risks.

8

If we do not respond to technological changes, our services could become obsolete, and we could lose customers.  To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce websites and other technologies. We may face material delays in introducing new products and enhancements. If this happens, our customers may forego the use of our websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers’ orders and payments could harm our business, prospects, financial condition and results of operations.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.  We have filed provisional patents for a system that enables consumers to buy products on a LTO basis using mobile devices and tablets and for a lease-to-own method of payment at check-out on e-commerce sites. We can provide no assurances that we will be granted any patents by the U.S. Patent and Trademark Office. We regard our pending patents, trademarks, service marks, copyrights, trade dress, trade secrets, proprietary technology, and similar intellectual property as critical to our success. In particular, we believe certain proprietary information, including but not limited to our underwriting model, and patent pending systems are central to our business model, and we believe give us a key competitive advantage. We rely on trademark and copyright law, trade secret protection, and confidentiality, license and work product agreements with our employees, customers and others to protect our proprietary rights. We may be unable to prevent third parties from acquiring trademarks, service marks and domain names that are similar to, infringe upon, or diminish the value of our trademarks and other proprietary rights. Failure to protect our domain names could affect adversely our reputation and brand, and make it more difficult for users to find our website. We may be unable to discover or determine the extent of any unauthorized use of our proprietary rights. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. In addition, the steps we take to protect our intellectual property may not adequately protect our rights or prevent parties from infringing or misappropriating our proprietary rights. We can be at risk that others will independently develop or acquire equivalent or superior technology or other intellectual property rights. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business.

We cannot be certain that the intellectual property used in our business does not and will not infringe the intellectual property rights of others, and we are from time to time subject to third party infringement claims. Due to recent changes in patent law, we face the risk of a temporary increase in patent litigation due to new restrictions on including unrelated defendants in patent infringement lawsuits in the future particularly from entities that own patents but that do not make products or services covered by the patents. Any third party infringement claims against us, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. Moreover, should we be found liable for infringement, we may be required to seek to enter into licensing agreements, which may not be available on acceptable terms or at all.

9

In deciding whether to provide a spending limit to customers, we rely on the accuracy and completeness of information furnished to us by or on behalf of our customers. If we and our systems are unable to detect any misrepresentations in this information, this could have a material adverse effect on our results of operations and financial condition.     In deciding whether to provide a customer with a spending amount, we rely heavily on information furnished to us by or on behalf of our customers and our ability to validate such information through third-party services, including personal financial information. If a significant percentage of our customers intentionally or negligently misrepresent any of this information, and we or our systems do not or did not detect such misrepresentations, it could have a material adverse effect on our ability to effectively manage our risk, which could have a material adverse effect on our results of operations and financial condition.

If we fail to timely contact delinquent customers, then the number of delinquent customer receivables eventually being charged off could increase.     We contact customers with delinquent account balances soon after the account becomes delinquent. During periods of increased delinquencies it is important that we are proactive in dealing with these customers rather than simply allowing customer receivables to go to charge-off. During periods of increased delinquencies, it becomes extremely important that we are properly staffed and trained to assist customers in bringing the delinquent balance current and ultimately avoiding charge-off. If we do not properly staff and train our collections personnel, or if we incur any downtime or other issues with our information systems that assist us with our collection efforts, then the number of accounts in a delinquent status or charged-off could increase. In addition, managing a substantially higher volume of delinquent customer receivables typically increases our operational costs. A rise in delinquencies or charge-offs could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our management information systems may not be adequate to meet our evolving business and emerging regulatory needs and the failure to successfully implement them could negatively impact the business and its financial results.   We are investing significant capital in new information technology systems to support our growth plan. These investments include redundancies, and acquiring new systems and hardware with updated functionality. We are taking appropriate actions to ensure the successful implementation of these initiatives, including the testing of new systems, with minimal disruptions to the business. These efforts may take longer and may require greater financial and other resources than anticipated, may cause distraction of key personnel, may cause disruptions to our systems and our business, and may not provide the anticipated benefits. The disruption in our information technology systems, or our inability to improve, integrate or expand our systems to meet our evolving business and emerging regulatory requirements, could impair our ability to achieve critical strategic initiatives and could adversely impact our sales, collections efforts, cash flows and financial condition.

If we fail to maintain adequate systems and processes to detect and prevent fraudulent activity, our business could be adversely impacted.      Criminals are using increasingly sophisticated methods to engage in illegal activities such as paper instrument counterfeiting, fraudulent payment or refund schemes and identity theft. As we make more of our services available over the internet and other media we subject ourselves to consumer fraud risk. We use a variety of tools to protect against fraud; however, these tools may not always be successful.

Our failure to maintain an effective system of internal controls could result in inaccurate reporting of financial results and harm our business.      We are required to comply with a variety of reporting, accounting and other rules and regulations. As such, we maintain a system of internal control over financial reporting, but there are limitations inherent in internal control systems. A control system can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be appropriate relative to their costs. Furthermore, compliance with existing requirements is expensive and we may need to implement additional finance and accounting and other systems, procedures and controls to satisfy our reporting requirements. If our internal control over financial reporting is determined to be ineffective, such failure could cause investors to lose confidence in our reported financial information, negatively affect the market price of our common stock, subject us to regulatory investigations and penalties, and adversely impact our business and financial condition.

10

Lack of Board Committees.  Currently we have no audit, compensation, nominating or other committees of the board of directors. In the future, we may establish committees at such time as the board deems it to be in the best interest of our stockholders or when it is required under the rules of an exchange on which we may seek to list our Common Stock. We can provide no assurances that our lack of committees will not continue in future operating periods. Since we have no audit committee composed solely of independent directors, as required by the Sarbanes-Oxley Act of 2002, as amended, our board of directors has all the responsibilities of the audit committee.

Control of FlexShopper.  Our executive officers, directors and principal stockholders beneficially own a substantial percentage of the voting control of our capital stock and such persons will maintain a significant controlling interest in FlexShopper. In the event that they act in concert on future stockholder matters, such persons may have the ability to affect the election of all of our directors and the outcome of all issues submitted to our stockholders. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

We have no established public market for our Securities. Our outstanding Common Stock does not have an established trading market, although our Common Stock has been quoted on the OTCQB under the symbol “FPAY.” Trading in our Common Stock has been sporadic in the Over-the-Counter Market since it began in December 2007. The availability for sale of restricted securities pursuant to Rule 144 or otherwise could adversely affect the market for our Common Stock, if any. We can provide no assurances that an established public market will ever develop or be sustained for our Common Stock in the future. Therefore, investors in this Offering may find it difficult to sell their Shares, whether pursuant to an effective registration statement, under Rule 144 or otherwise.

The price of our Common Stock may fluctuate significantly. The market price for our Common Stock, if any, can fluctuate as a result of a variety of factors, including the factors listed above, many of which are beyond our control. These factors include: actual or anticipated variations in quarterly operating results; announcements of new services by our competitors or us; announcements relating to strategic relationships or acquisitions; changes in financial estimates or other statements by securities analysts; and other changes in general economic conditions. Because of this, we may fail to meet or exceed the expectations of our stockholders or others, and the market price for our Common Stock could fluctuate as a result. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Our Common Stock is considered to be a “penny stock” and, as such, the market for our Common Stock, should one develop, may be further limited by certain SEC rules applicable to penny stocks. To the extent the price of our Common Stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our shares of Common Stock will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations could adversely affect the ability of brokers to sell our Common Stock in the public market should one develop, and they limit the liquidity of our Shares.

We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our FlexShopper business. Any future determination to pay cash dividends will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our Board of Directors may deem relevant.

11

Increased costs associated with corporate governance compliance may significantly impact our results of operations. Changing laws, regulations and standards relating to corporate governance, public disclosure and compliance practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and new SEC regulations, may create difficulties for companies such as ours in understanding and complying with these laws and regulations. As a result of these difficulties and other factors, devoting the necessary resources to comply with evolving corporate governance and public disclosure standards has resulted in and may in the future result in increased general and administrative expenses and a diversion of management time and attention to compliance activities. We also expect these developments to increase our legal compliance and financial reporting costs. In addition, these developments may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, we may be unable to comply with these new laws and regulations on a timely basis.

These developments could make it more difficult for us to retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result. To the extent these costs are significant, our general and administrative expenses are likely to increase.

If we sell shares of our common stock or securities convertible into our common stock in future financings, the ownership interest of existing shareholders will be diluted and, as a result, our stock price may go down. We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our existing shareholders will experience immediate dilution upon the purchase of any shares of our common stock sold at a discount. For example, between May 8, 2014 and October 9, 2014, we sold 13,638,368 shares of our common stock in a private placement offering (and to two principal stockholders who are officers and/or directors) at a price of $.55 per share, at a time when the market price of our common stock was above this level. As other capital raising opportunities present themselves, we may enter into financing or similar arrangements in the future. If we issue common stock or securities convertible into common stock, our shareholders will experience dilution and this dilution will be greater if we find it necessary to sell securities at a discount to prevailing market prices.

If securities analysts do not publish research or reports about our business or if they downgrade our stock after instituting coverage, the price of our common stock could decline. The research and reports that industry or financial analysts publish about us or our business may vary widely and may not predict accurate results, but will likely have an effect on the trading price of our common stock. If an industry analyst decides not to cover us, or if an industry analyst institutes coverage and later decides to cease covering us, we could lose visibility in the market, which in turn could cause our stock price to decline. If an industry analyst who covers our stock decides to downgrade that stock, our stock price would likely decline rapidly in response.

A large number of shares may be sold in the market after the registration statement that includes this prospectus is declared effective, which may depress the market price of our common stock. A large number of shares may be sold in the market after the registration statement that includes this prospectus is declared effective, which may depress the market price of our common stock. Further, substantially all the remaining outstanding common shares not registered in this offering are either free trading shares in the public float or shares available for sale pursuant to Rule 144 of the Securities Act of 1933, as amended. Sales of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase shares.

USE OF PROCEEDS

All of the shares of common stock offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. If we receive any proceeds from the exercise of the placement agent warrants, we intend to use such proceeds for working capital and general corporate purposes. We cannot estimate the number of placement agent warrants, if any, that will be exercised by the holders of such warrants.

12

 PRICE RANGE OF COMMON STOCK

Our Common Stock is quoted on the OTCQB under the symbol “FPAY.” The following table sets forth the range of high and low closing sale prices of our Common Stock for our last three fiscal periods.

	High	Low

2012 - Quarter Ended
December 31	$0.30	$0.30
September 30	0.51	0.30
June 30,	0.51	0.05
March 31	0.80	0.15

2013 - Quarter Ended
December 31	$0.63	$0.63
September 30	0.50	0.50
June 30	0.35	0.35
March 31	0.22	0.22

2014 Quarter Ended
December 31	1.00	$0.40
September 30	0.90	0.69
June 30	0.94	0.65
May 31	0.95	0.42

Our Common Stock has a limited public market. All quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

In January 2007, we had an initial public float of 525,555 shares, which were issued as free trading shares by the Bankruptcy Court under Section 1145(a)(1) of the Bankruptcy Code. Since then, our remaining outstanding common shares have become eligible for sale pursuant to the requirements of Rule 144 of the Securities Act of 1933, as amended, or are registered for resale pursuant to the registration statement of which this prospectus is a part. Under Rule 144, shares of our Common Stock beneficially owned by a person for at least six months (as defined in Rule 144) are eligible for resale under Rule 144 subject to the availability of current public information about us and, in the case of affiliated persons, subject to certain additional volume limitations, manner of sale provisions and notice provisions. Pursuant to Rule 144(b)(1) of the Securities Act, our non-affiliates (who have been non-affiliates for at least three months) may sell their Common Stock that they have held for one year (as defined in Rule 144) without compliance with the availability of current information.

Holders of Record

As of December 31, 2014, there were 707 holders of record of shares of Common Stock and 65 holders of record of our Series 1 Preferred Stock. FlexShopper's transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

Dividend Policy

The holders of our Series 1 Preferred Stock were entitled to receive dividends from issuance in 2007 through December 31, 2009 as more fully described below. We have not paid or declared any cash dividends on our Common Stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our Common Stock in the foreseeable future. Cumulative annual dividends were payable in shares of Series 1 Preferred Stock or, in certain instances in cash, at an annual rate of 8% ($.40 per share of Series 1 Preferred Stock), on December 31 of each year commencing December 31, 2007 through December 31, 2009.

13

Recent Sales of Unregistered Securities

The following sales of unregistered securities took place during the years ended December 31, 2013 and 2014:

Date of Sale	Title of Security	Number Sold	Consideration Received	Purchasers	Exemption from Registration Claimed

June 2013	Common Stock Options (1)	100,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

July 2013	Common Stock Options (2)	60,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

September 2013	Common Stock Options (3)	35,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

October 2013	Common Stock	975,000	$390,000 no commissions paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

November 2013	Common Stock	1,250,000	$500,000 no commission paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

November 2013	Common Stock	14,493	Services rendered; no commissions paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 And/or Rule 506

December 2013	Common Stock	275,000	$110,000 no commission paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

March- May 2013	Common Stock	$1,000,000	$1,000,000; no commissions paid	Accredited Investors	Section 4(2)

14

May 2014	Common Stock	4,657,456	$2,561,600, Before placement agent compensation of $333,008	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

May 2014	Common Stock	1,818,181	$1,000,000	Accredited Investors	Section 3(a)(9)

June 2014	Common Stock	2,068,183	$1,137,500, before placement agent compensation of $168,208	Accredited Investors	Section 4(2) and/ or Rule 506 promulgated thereunder

July 2014	Common Stock	1,803,182	$991,750, before placement agent compensation of $128,927	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

August 2014	Common Stock	1,665,909	$916,250, before placement agent compensation of$119,112	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

September 2014	Common Stock	1,380,000	$759,000, before placement agent compensation of $98,670	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

October 2014	Common Stock	245,456 shares and placement agent warrants to purchase 1773,027 shares (4)	$135,000 before placement agent compensation of $16,200	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

2014	Common Stock	194,758 shares	34,168 Preferred Stock conversion; no commissions paid	Accredited Investors	Section 3(a)(9)

(1) Options are exercisable at $0.35 per share.

(2) Options are exercisable at $0.30 per share.

(3) Options are exercisable at $0.45 per share.

(4) Warrants are exercisable at $.55 per share

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

15

Executive Overview

The results of operations from continuing operations below principally reflect the operations of FlexShopper, LLC which provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers. FlexShopper began generating revenues from this new line of business in December 2013. Management believes that the introduction of FlexShopper's Lease-to-own (LTO) programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO platforms provide consumers the ability to acquire durable goods, including electronics, computers and furniture on an affordable payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis. FlexShopper’s sales channels include 1) serving as the financial and technology partner for durable goods retailers and etailers 2) selling directly to consumers via the online FlexShopper LTO Marketplace featuring thousands of durable goods and 3) utilizing FlexShopper’s patent pending LTO payment method at check out on e-commerce sites.

Summary of Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to credit provisions, intangible assets, contingencies, litigation and income taxes.  Management bases its estimates and judgments on historical experience as well as various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, reflect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition - Merchandise is leased to customers pursuant to lease purchase agreements which provide for weekly and bi-weekly lease terms with non-refundable lease payments. Generally the customer has the right to acquire title either through a 90 day same as cash option or through payments of all required lease payments for ownership. Lease revenues are recognized in the month they are due on the accrual basis of accounting. Merchandise sales revenue is recognized when the customer exercises the purchase option and pays the purchase price. Revenue for lease payments received prior to their due date is deferred. Our revenue recognition accounting policy matches the lease revenue with the corresponding costs, mainly depreciation associated with the leased merchandise.

Discontinued Operations - During 2013, FlexShopper decided to concentrate its efforts on the operations of FlexShopper and subsequently on April 30, 2014, Anchor Funding Services LLC entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor sold to the Bank substantially all of its assets (the “Anchor Assets”), consisting primarily of its factoring portfolio (the “Portfolio Accounts”). The purchase price for the Anchor Assets was equal to (1) 110% of the total funds outstanding associated with the Portfolio Accounts plus (2) an amount equal to 50% of the factoring fee and interest income earned by the Portfolio Accounts during the 12 month period following acquisition (“Earnout Payments”). The sale of the Anchor Assets was made in a series of closings through June 16, 2014. In connection with each closing, Anchor used the proceeds thereof to pay to Bank all amounts due for factor advances associated with the Portfolio Accounts acquired pursuant to such closing under Anchor’s Rediscount Facility Agreement with the Bank dated November 30, 2011. In accordance with the Purchase Agreement, following the final closing thereunder all obligations of Anchor under the Rediscount Facility Agreement (and the associated Validity Warranty) were paid and satisfied in full and the agreement was terminated to have no further force and effect. As a result beginning with the quarter ended March 31, 2014 our financial statements reflect the historical operations of Anchor as discontinued operations.

16

Lease Merchandise – Until all payment obligations are satisfied under the agreement, FlexShopper maintains ownership of the lease merchandise. Lease merchandise consists primarily of residential furniture, consumer electronics, computers, appliances and household accessories and is recorded at cost. FlexShopper depreciates leased merchandise using the straight line method over the applicable agreement period for a consumer to acquire ownership generally twelve months with no salvage value. When indicators of impairment exist FlexShopper records an impairment reserve against the carrying value of the leased merchandise with a corresponding charge to cost of lease revenue. FlexShopper is developing historical charge off information to assess recoverability and estimate of the impairment reserve. The net leased merchandise balances consisted of the following as of September 30, 2014.

Lease merchandise – at cost	$3,892,682
Accumulated depreciation	(1,019,832)
Impairment reserve	(300,000)
Lease merchandise – net	$2,572,850

Stock Based Compensation - The fair value of transactions in which FlexShopper exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed.

Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black-Scholes-Merton (BSM) pricing model to determine the fair value of all stock option awards.

Income Taxes – The deferred tax asset represents the future tax return consequences of utilizing these items. Deferred tax assets are reduced by a valuation reserve, when management is uncertain if the net deferred tax assets will ever be realized.

FlexShopper applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. FlexShopper applied this guidance to all its tax positions, including tax positions taken and those expected to be taken, under the transition provision of the interpretation. For the nine months ended September 30, 2014 and 2013, FlexShopper concluded that it had no material uncertain tax positions.

Results of Operations

FlexShopper did not have continuing operations for the three and nine months ended September 30, 2013.

The following table details the operating results from continuing operations for the three and nine months ended September 30, 2014.

	Three months ended	Nine months ended
	September 30, 2014	September 30, 2014
Revenues	$1,613,540	$2,406,790
Cost of sales	1,096,983	1,652,379
Gross profit	516,557	754,411
Operating expenses	(1,881,180)	(4,564,478)
Loss from continuing operations before income taxes	(1,364,623)	(3,810,067)
Income tax (provision) benefit	-	-
Net loss from continuing operations	$(1,364,623)	$(3,810,067)

17

Lease revenues for the three and nine months ended September 30, 2014 were $1,613,540 and $2,406,790. FlexShopper began originating leases in late December 2013 and therefore had no revenues from continuing operations for the three and nine months ended September 30, 2013. FlexShopper originated 3,924 and 6,825 leases in the three and nine months ended September 30, 2014, its first periods of meaningful operations.

Cost of sales for the three and nine months ended September 30, 2014 was comprised of depreciation expense on lease merchandise of $677,863 and $1,019,709 respectively, the net book value of merchandise sold of $222,120 and $332,670 respectively and a reserve for inventory impairment of $117,000 and $300,000 respectively. FlexShopper had no continuing operations for the three and nine months ended September 30, 2013.

Operating expenses for the three and nine months ended September 30, 2014 were $1,881,180 and $4,564,478 respectively. Key operating expenses for the three and nine months ended September 30, 2014 included the following:

	Three months ended	Nine months ended
	September 30, 2014	September 30, 2014
Payroll, benefits and contract labor	$753,268	$2,135,217
Legal and professional fees	8,282	251,186
Stock compensation expense	41,400	282,900
Bad debts	451,657	593,180
Advertising	228,152	416,332
Total	$1,482,759	$3,678,815

FlexShopper had a net loss from continuing operations of $1,364,623 and $3,810,067 for the three and nine months ended September 30, 2014. The net loss is the result of operating expenses associated with starting and operating the new FlexShopper business.

Sale of Anchor

On April 30, 2014, Anchor Funding Services LLC (“Anchor”) entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor agreed to sell to the Bank substantially all of its assets consisting primarily of its factoring portfolio. The sale of the Anchor Assets was made in a series of closings through June 16, 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table compares the operating results for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012	$ Change	% Change
Finance revenues	$2,364,128	$2,526,626	$(162,498)	(6.4)
Interest expense, net and commissions	(385,918)	(469,364)	83,446	(17.8)
Net finance revenues	1,978,210	2,057,262	(79,052)	(3.8)
Provision for credit losses, net	(62,603)	(41,797)	(20,806)	49.8
Finance revenues, net of interest expense and credit losses	1,915,607	2,015,465	(99,858)	(5.0)
Operating expenses	2,609,288	1,636,606	972,682	59.4
Net (loss) income from operations before income taxes	(693,681)	378,859	(1,072,540)	-
Income tax provision	-	-	-	-
Net (loss) income	$(693,681)	$378,859	$(1,072,540)	-

18

Anchor finance revenues decreased to $2,364,128 for the year ended December 31, 2013 compared to $2,526,626 for the year ended December 31, 2012, a 6.4% decrease. This decrease is primarily due to two large clients that terminated their relationships with Anchor and satisfied their obligations to Anchor. In addition, Anchor ceased funding another large client that filed for Chapter 11 bankruptcy. FlexShopper did not have material revenues in 2013.

FlexShopper had net interest expense of $385,918 for the year ended December 31, 2013 compared to net interest expense of $469,364 for the year ended December 31, 2012. Since Anchor purchased more invoices in 2012, its average borrowings were higher for the year ended December 31, 2012 than for the year ended December 31, 2013.

FlexShopper incurred net credit losses of $62,603 for the year ended December 31, 2013 compared to net credit losses of $41,797 for year ended December 31, 2012. The increase in credit losses for the period is primarily related to a client that ceased operations. The client's customers are claiming and taking credits against certain invoices that Anchor purchased. While FlexShopper has reserved for amounts it estimates are uncollectible, it continues to examine and will pursue other collection remedies. Such credit losses are a risk factor in Anchor's business.

Operating expenses for the year ended December 31, 2013 were $2,609,288 compared to $1,636,606 for the year ended December 31, 2012, a 59.4% increase. This increase is primarily the result of approximately $655,000 of additional operating expenses associated with FlexShopper, LLC, legal expense of approximately $100,000 related to Anchor's representation to recover funds from a client that filed bankruptcy, compensation expense of approximately $52,000 related to the issuance of stock options and additional operating expenses associated with the sales office in Medley, Florida that was opened and closed in 2013.

For the year ended December 31, 2013, FlexShopper had a net loss, therefore no current taxes were incurred. For the year ended December 31, 2012, FlexShopper was able to offset its taxable income through the utilization of net operating loss carryforwards, and therefore, no current taxes were incurred.

FlexShopper had a net loss of $693,681 for the year ended December 31, 2013 compared to net income of $378,859 for the year ended December 31, 2012. The decrease in finance revenues combined with the increase in operating expenses associated with FlexShopper, LLC resulted in a net loss for the year.

Plan of Operation and Capital Resources

We plan to promote our FlexShopper products and services through print advertisements, internet sites, and direct response marketing, all of which are designed to increase our lease transactions and name recognition. Our advertisements emphasize such features as instant spending limit, affordable weekly payments and free delivery. We believe that as the FlexShopper name gains familiarity and national recognition through our advertising efforts, we will continue to educate our customers and potential customers about the lease-to-own payment alternative as well as solidify our reputation as a leading provider of high quality branded merchandise and services.

For each sales channel FlexShopper has a marketing strategy that includes but is not limited to the following:

Online Lease-to-Own (LTO) Marketplace targeting consumers:

•	Direct mail
•	Search engine optimization; pay-per click
•	Online affiliate networks
•	Radio and television campaigns

Patent pending LTO Payment Method targeting durable goods e-tailers:

•	Direct to e-tailers of durable goods

•	Partnerships with e-commerce payment aggregators

Technology and LTO Funding Source targeting durable goods retailers:

•	Introductions from outside consultants

19

As a bundled channel for partners using FlexShopper’s Online LTO Marketplace or LTO Payment Method. Management is anticipating a rapid development of our FlexShopper business over the next two years as we are able to penetrate each of our sales channels. To support our anticipated growth, FlexShopper will need the availability of substantial capital resources on terms satisfactory to FlexShopper. In fiscal 2014, FlexShopper has completed the following transactions, each of which has provided or is expected to provide immediate liquidity and cash resources to FlexShopper.

1.	A private placement offering which concluded with FlexShopper’s placement agents on October 9, 2014 resulting in gross proceeds to FlexShopper of $6,501,100 before offering costs of approximately $912,100.

2.	The sale of certain assets of Anchor Funding Services through an Asset Purchase Agreement. This transaction was completed in a series of closings through June 16, 2014.

3.	The receipt of $1 million in funding from George Rubin and Morry F. Rubin through the funding of promissory notes in like principal amount and the conversion of these notes into shares of FlexShopper’s Common Stock at $.55 per share.

4.	Entering into a secured promissory note with a principal stockholder pursuant to which we may borrow up to $1,000,000 at an interest rate of 15% per annum, payable upon demand.

The funds derived from the sale of FlexShopper’s Common Stock in the transactions described above and from the sale of Anchor’s factoring operations have provided substantial liquidity and capital resources for FlexShopper to purchase durable goods pursuant to lease-to-own transactions and to support FlexShopper’s current general working capital needs. FlexShopper is also actively working to secure a senior line of credit to provide additional funds for the purchase of durable goods. However, as the FlexShopper business grows, FlexShopper will need to obtain additional financing from the sale of its equity and/or debt securities to support its growth over the next 12 – 15 months.

Liquidity

Cash Flow Summary

Cash Flows from Operating Activities

Net cash used by continuing activities was $5,860,491 for the nine months ended September 30, 2014 and was primarily due to our net loss for the period combined with cash used for the purchases of leased merchandise. Net cash provided by discontinued operations from our Anchor operations was $6,306,171, resulting in net cash provided by operations of $445,680. Net cash used by discontinued operations for the nine months ended September 30, 2013 was $2,018,294 and was primarily due to decreases in retained interest in purchased accounts receivable offset by increases in due from client.

Net cash provided by operating activities was $1,199,322 for the year ended December 31, 2013 and was primarily due to our net loss for the period combined with cash provided by operating assets, primarily from a decrease of $2,053,125 in purchased accounts receivable. Increases and decreases in prepaid expenses, accounts payable, accrued payroll and accrued expenses were primarily the result of timing of payments and receipts. Net cash used in operating activities was $229,521 for the year ended December 31, 2012 and was primarily due to cash used by operating assets, primarily to purchase accounts receivable. Cash used by continuing operating assets and liabilities was primarily due to an increase of $751,256 in retained interest in accounts receivable. Increases and decreases in prepaid expenses, accounts payable, accrued payroll and accrued expenses were primarily the result of timing of payments and receipts.

Cash Flows from Investing Activities

For the nine months ended September 30, 2014 net cash used in investing activities was $148,873 used for the purchase of property and equipment. For the nine months ended September 30, 2013, net cash used in discontinued investing activities was $83,393 for the purchase of property and equipment and patent filings.

20

For the year ended December 31, 2013, net cash used in investing activities was $112,908 comprised of $30,760 for patent costs and $82,148 for the purchase of property and equipment. For the year ended December 31, 2012, net cash used in investing activities was $17,031 for the purchase of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities was $3,243,075 for the nine months ended September 30, 2014, and was primarily due to a $1,000,000 promissory note with the certain shareholders, proceeds from the issuance of FlexShopper’s common stock of $5,472,008 from continuing operations offset by $3,201,600 of cash used by financing activities of discontinued operations. Net cash used by discontinued financing activities was $1,283,879 for the nine months ended September 30, 2013, and was primarily due to payments to a financial institution.

Net cash used by financing activities was $736,821 for the year ended December 31, 2013 and was due to payments of $1,736,821 to a financial institution offset by $1,000,000 raised in capital contributions.

Net cash provided by financing activities was $550,420 for the year ended December 31, 2012. This was the result of $550,420 of proceeds from a bank under FlexShopper's Rediscount Credit Facility.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our short term money market investments. FlexShopper does not have any financial instruments held for trading or other speculative purposes and does not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure. FlexShopper does not have any credit facilities with variable interest rates.

CONTROLS AND PROCEDURES

FlexShopper maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in FlexShopper's Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to FlexShopper's management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of "disclosure controls and procedures" in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. FlexShopper carried out an evaluation, under the supervision and with the participation of FlexShopper's management, including FlexShopper's Chief Executive Officer and FlexShopper's Chief Financial Officer, of the effectiveness of the design and operation of FlexShopper's disclosure controls and procedures. Based on the foregoing, FlexShopper's Chief Executive Officer and Chief Financial Officer concluded that FlexShopper's disclosure controls and procedures were effective at the reasonable assurance level at the end of our most recent quarter. There have been no changes in FlexShopper's disclosure controls and procedures or in other factors that could affect the disclosure controls subsequent to the date FlexShopper completed its evaluation. Therefore, no corrective actions were taken. There were no changes in FlexShopper’s internal controls over financial reporting during the most recently completed fiscal quarter that have materially affected or are reasonably likely to materially affect FlexShopper’s internal control over financial reporting.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On September 30, 2014, our Board of Directors approved the dismissal of Scott and Company LLC (referred to as Scott) as our independent registered public accounting firm and FlexShopper notified Scott of its dismissal. In connection with the audits of the years ended December 31, 2013 and 2012 and the subsequent interim periods through September 30, 2014, there were no disagreements with Scott on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to Scott’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. Similarly, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the time that Scott was engaged as our independent registered accounting firm. The audit reports of Scott on the consolidated financial statements of FlexShopper, Inc. as of and for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

21

Effective September 30, 2014, our Board of Directors approved the appointment of Eisner Amper LLP (referred to as Eisner) as our independent registered public accounting firm. During the years ended December 31, 2013 and 2012 and through September 30, 2014, we did not nor did anyone acting on our behalf, consult Eisner regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any reportable events described under Item 304(a)(2)(ii) of Regulation S-K.

BUSINESS

Introduction

FlexShopper is a corporation organized under the laws of the State of Delaware on August 16, 2006. FlexShopper owns 100% of FlexShopper, LLC, a limited liability company incorporated under the laws of North Carolina on June 24, 2013. Since the dale of FlexShopper, Inc.’s assets of Anchor Funding Services LLC, which sale was completed in a series of transactions between April and June 2014, FlexShopper, Inc. is a holding corporation with no operations except for those conducted by FlexShopper LLC. All references to the business operations of Flexshopper refer to FlexShopper LLC unless the context indicates otherwise.

Overview

In June 2013, we formed FlexShopper for the purpose of developing a business that provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers. FlexShopper has been generating revenues from this new line of business since December 2013. Management believes that the introduction of FlexShopper's lease-to-own (“LTO”) programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO products provide consumers the ability to acquire durable goods, including electronics, computers and furniture on an affordable payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis.

GROWTH OPPORTUNITIES AND STRATEGIES

FlexShopper believes there is significant opportunity to expand the LTO industry online and into mainstream retail and e-tail. The LTO industry currently serves approximately six million consumers annually, generating approximately $8.5 billion in sales primarily through approximately 10,000 LTO brick and mortar stores. Through its strategic sales channels FlexShopper believes it will expand the LTO industry, also known as the rent-to-own or RTO industry. FlexShopper has successfully developed and is currently processing LTO transactions using its “LTO Engine.” The LTO Engine is FlexShopper’s proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods within a few minutes. The LTO engine is the basis for FlexShopper’s primary sales channels include: (1) serving as the financial and technology partner for thousands of durable goods retailers and e-tailers; (2) selling directly to consumers via the online FlexShopper LTO Marketplace featuring thousands of durable goods; and (3) utilizing FlexShopper’s patent pending LTO payment method at check out which FlexShopper is positioning as the payment option of choice for millions of consumers without sufficient cash or credit.

22

FlexShopper launched its online LTO Marketplace in March 2014 and FlexShopper launched its LTO payment method in December 2014. Retailers and e-tailers that sell furniture, electronics, computers, appliances and other durable goods and partner with FlexShopper, will have three channels to increase their sales: in the store, online and on our marketplace. FlexShopper will enable merchants to sell to more than 50 million consumers that do not have sufficient credit or cash to buy from them. In addition, there is no risk to the merchant because FlexShopper pays the merchant.

INDUSTRY OVERVIEW

The lease-to-own industry offers customers an alternative to traditional methods of obtaining electronics, computers, home furnishings and appliances. In a typical industry lease-to-own transaction, the customer has the option to acquire merchandise over a fixed term, usually 12 to 24 months, normally by making weekly lease payments. The customers may cancel the agreement as prescribed in the lease agreement by returning the merchandise, generally with no further lease obligation if their account is current. If customers lease the item to the full term, they obtain ownership of the item, though they can choose to buy it at any time. FlexShopper’s current fixed term to acquire ownership is fifty-two weeks.

The lease-to-own concept is particularly popular with consumers who cannot pay the full purchase price for merchandise at once or who lack the credit to qualify under conventional financing programs. Lease-to-own is also popular with consumers who, despite good credit, do not wish to incur additional debt, have only a temporary need for the merchandise or want to try out a particular brand or model before buying it.

We believe that there is significant market opportunity to expand the LTO market beyond brick and mortar stores by creating an online presence through an LTO e-commerce site and payment method. We believe that the segment of the population targeted by the industry comprises more than 50 million people in the United States and the needs of these consumers are generally underserved.

UNDERWRITING PROCESS

FlexShopper has developed proprietary technology that automates the process of consumers receiving spending limits and entering into leases for durable goods within a few minutes. Included in the determination of a consumer spending limit are factors such as income and the frequency that they overdraw their bank account.

CUSTOMERS

FlexShopper’s customers typically do not have sufficient cash or credit to obtain durable goods. These consumers find the short-term nature and affordable payments of lease-to-own attractive. The lease-to-own industry serves a highly diverse customer base. According to the Association of Progressive Rental Organizations, approximately 83% of lease to-own customers have household incomes between $15,000 and $50,000 per year. We believe we can expand the LTO market beyond brick and mortar stores with our LTO e-commerce site and online payment method. These sales channels will enable us to serve and target more than 50 million people that we believe do not have sufficient cash or credit for durable goods.

SALES AND MARKETING

We plan to promote our FlexShopper products and services through print advertisements, Internet sites and direct response marketing, all of which are designed to increase our lease transactions and name recognition. Our advertisements emphasize such features as instant spending limit and affordable weekly payments. We believe that as the FlexShopper name gains familiarity and national recognition through our advertising efforts, we will continue to educate our customers and potential customers about the lease-to-own payment alternative as well as solidify our reputation as a leading provider of high quality branded merchandise and services.

23

For each sales channel FlexShopper has a marketing strategy that includes but is not limited to the following:

Online LTO Marketplace targeting consumers:

·	Direct mail
·	Search engine optimization; pay-per click
·	Online affiliate networks
·	Radio and television campaigns

Patent pending LTO Payment Method targeting durable goods e-tailers:

·	Direct to e-tailers of durable goods
·	Partnerships with e-commerce payment aggregators

Technology and LTO Funding Source targeting durable goods retailers:

·	Telemarketing to independent, regional and national retailers
·	Outside sales representatives canvassing key metropolitan markets and soliciting independent regional and national retailers

MANAGEMENT INFORMATION SYSTEMS

FlexShopper uses computer-based management information systems to facilitate its entire business model including underwriting, processing transactions through its sales channels, managing collections and monitoring leased inventory. Through the use of our proprietary software developed in-house, each of our retail partners uses our online merchant portal that automates the process of consumers receiving spending limits and entering into leases for durable goods within a few minutes. The management information system generates reports which enable us to meet our financial reporting requirements.

GOVERNMENT REGULATIONS

FlexShopper operations are extensively regulated by and subject to the requirements of various federal, state and local laws and regulations, many of which are in place for consumer protection. In general such laws regulate applications for leases, late fees, other finance rates, the form of disclosure statements, the substance and sequence of required disclosures, the content of advertising materials and certain collection procedures. Violations of certain provisions of these laws may result in penalties ranging from nominal amounts up to and including forfeiture of fees and other amounts due on leases. We are unable to predict the nature or effect on our operations or earnings of unknown future legislation, regulations and judicial decisions or future interpretations of existing and future legislation or regulations relating to our operations, and there can be no assurance that future laws, decisions or interpretations will not have a material adverse effect on our operations and earnings. See “Risk Factors.”

COMPETITION

The lease-to-own industry is highly competitive. Our operation competes with other national, regional and local lease-to-own businesses, as well as with rental stores that do not offer their customers a purchase option. Some of these companies have, or may develop, systems that enable consumers to obtain through online facilities spending limits and payment terms and to enter into leases nearly instantaneously, in a manner similar to that provided by FlexShopper’s proprietary technology. Many of our competitors have substantially more resources and greater experience in the lease-to-own business of FlexShopper. With respect to customers desiring to purchase merchandise for cash or on credit, we also compete with retail stores. Competition is based primarily on store location, product selection and availability, customer service, and lease rates and terms. We believe we do not have significant competition for our on-line LTO marketplace and patent pending LTO payment method, however there is no assurance that other companies may not develop similar or competing concepts that could adversely impact the usage or value of our online LTO marketplace or our LTO payment method.

INTELLECTUAL PROPERTY

FlexShopper has filed a provisional patent for a system that enables consumers to buy products on a LTO basis using mobile devices and tablets and for a lease-to-own method of payment at check-out on e-commerce sites. We can provide no assurances that FlexShopper will be granted any patents by the U.S. Patent and Trademark Office. We regard our pending patents, trademarks, service marks, copyrights, trade dress, trade secrets, proprietary technology, and similar intellectual property as critical to our success. In particular, we believe certain proprietary information, including but not limited to our underwriting model, and patent pending systems are central to our business model and we believe give us a key competitive advantage. We rely on trademark and copyright law, trade secret protection, and confidentiality, license and work product agreements with our employees, customers, and others to protect our proprietary rights. See “Risk Factors.”

24

Operations and Employees of FlexShopper

Brad Bernstein, our Chief Executive Officer manages our day-to-day operations and internal growth and oversee our growth strategy. FlexShopper has hired a Chief Technology Officer and Vice President of e-commerce, along with programmers. In addition, FlexShopper has hired customer service and collections personnel, forming a customer service and collections call center. As of December 31, 2014, FlexShopper has 44 full-time non-executive officer employees.

PROPERTIES

On August 1, 2013, FlexShopper entered into a 39 month lease for additional office space in Boca Raton, Florida to accommodate FlexShopper’s business and its employees. The monthly rent was approximately $6,800. This lease agreement was amended in January 2014 to reflect a 63 month term for a larger suite in an adjoining building. Upon commencement the monthly base rent including operating expenses for the first year will be approximately $15,800 with annual three percent increases throughout the lease term.

LEGAL PROCEEDINGS

We are not a party to any pending material legal proceedings except as described below. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

On October 22, 2010, Anchor filed a complaint in the Superior Court of Stamford/Norwalk, Connecticut against the Administrators of the Estate of David Harvey ("Harvey") to recoup a credit loss incurred by FlexShopper’s former subsidiary, Brookridge Funding Services, LLC. Harvey was the owner of a Company that caused the credit loss, and FlexShopper is pursuing its rights under the personal guarantee that Harvey provided. The Complaint is demanding principal of approximately $485,000 plus interest and damages. During the twelve months ended December 31, 2013, there were no current developments involving the current legal proceeding.

As of December 31, 2013, Anchor was owed $250,000 from a food service company from whom Anchor had purchased invoices. In July 2013, Anchor determined that the food service company had misdirected certain payments due to Anchor, and Anchor ceased funding this client. On August 8, 2013, the food service company filed Chapter 11 Bankruptcy. At the time of the bankruptcy filing, Anchor's total funding employed to the food service company was approximately $ $1,450,000. Under a Court Order approved settlement with the food service company, Anchor collected approximately $950,000 of the food service company's accounts receivable through December 31, 2013, leaving a remaining balance of $503,500. Subsequent to December 31, 2013, Anchor was paid an additional $203,500; by Court Order, the final balance of $300,000 is to be paid to Anchor in 12 monthly installments of $25,000 beginning November 8, 2013. The food service company is current with its monthly payments as of November 30, 2014.

DISCONTINUED OPERATIONS OF ANCHOR

Anchor Funding Services LLC was incorporated under the laws of the State of South Carolina in January 2003 and later reincorporated under the laws of the State of North Carolina in August 2005. Anchor operated its factoring business for approximately 10 years until the assets were sold in a series of closings between April through June, 2014. Anchor purchased clients’ accounts receivables which provided business with critical working capital so it could meet their operational costs and obligations while waiting to receive payments from its customers. Anchor also provided purchase order financing.

25

During 2013, FlexShopper decided to concentrate its efforts on the operations of FlexShopper and subsequently on April 30, 2014, we entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor Funding Services LLC sold to the Bank substantially all of its assets (the “Anchor Assets”), consisting primarily of its factoring portfolio (the “Portfolio Accounts”). The purchase price for the Anchor Assets was equal to (1) 110% of the total funds outstanding associated with the Portfolio Accounts plus (2) an amount equal to 50% of the factoring fee and interest income earned by the Portfolio Accounts during the 12 month period following acquisition (“Earnout Payments”). The sale of the Anchor Assets was made in a series of closings through June 16, 2014. In connection with each closing, Anchor used the proceeds thereof to pay to Bank all amounts due for factor advances associated with the Portfolio Accounts acquired pursuant to such closing under Anchor’s Rediscount Facility Agreement with the Bank dated November 30, 2011. In accordance with the Purchase Agreement, following the final closing thereunder all obligations of Anchor under the Rediscount Facility Agreement (and the associated Validity Warranty) were paid and satisfied in full and the agreement was terminated to have no further force and effect.

MANAGEMENT

The names, ages and principal occupations of FlexShopper's executive officers and directors as of the date of this Prospectus are listed below.

Name	Age	Position
Morry F. Rubin	55	Chairman of the Board and Co-Founder

Brad Bernstein	49	Chief Executive Officer, President, Director and Co-Founder

T. Scott King	62	Director

Carl Pradelli	48	Director

Frank Matasavage	59	Chief Financial Officer

_________________

The Board of Directors consists of four members and one vacancy on the Board resulting from the December 29, 2014 resignation of George Rubin. The terms of all officers expire at the annual meeting of directors following the annual stockholders meeting. Officers serve at the pleasure of the Board and may be removed, either with or without cause, by the Board of Directors, and a successor elected by a majority vote of the Board of Directors, at any time, subject to their rights under employment agreements.

Biographical Information of Officers and Directors

Morry F. Rubin has been a director of FlexShopper since January 31, 2007 and served as Chief Executive Officer from January 2007 through December 2014. Mr. Rubin served as Co-Chairman of the Board since January 2007 and as Chairman of the Board since December 2014. Previously, Morry F. Rubin served as Chairman, Chief Executive Officer and principal owner of Preferred Labor LLC which completed the sale if its business in April 2007. On January 31, 2007, Mr. Rubin became an employee of FlexShopper and is devoting such time to the affairs to FlexShopper as is necessary for the performance of his duties. Prior to his involvement with Preferred Labor, Mr. Rubin was President, Chief Executive Officer, Treasurer and a director of ATC Group Services, Inc. (“ATC”), a publicly held company, from 1988 to 1998. In January 1998, ATC was sold to a financial investor group for approximately $160 million. Mr. Rubin was also President, Chief Executive Officer and Treasurer of Aurora Environmental, Inc. from May 1985 to June 1995, and was a director of Aurora from September 1983 to June 1995. In 1995, Morry Rubin was selected as a finalist for the Ernst & Young Entrepreneur of the Year under 40 Award for the New York City Region. From 1981 to 1987, Mr. Rubin was employed in sales and as director of acquisitions for Staff Builders, Inc., a publicly held company engaged in providing temporary personnel in the healthcare, light industrial and clerical fields. Mr. Rubin has over 25 years of management experience and serving on board of directors of various entities. Mr. Rubin has expertise in mergers and acquisitions and in the successful integration of acquired companies. All of these management and financial skills have allowed him to provide significant leadership and vision to the board of directors.

26

Brad Bernstein is a director, co-founder, Chief Executive Officer and President of FlexShopper. Mr. Bernstein served as Chief Financial Officer of the Company from January 2007 through December 2014 at which time he became Chief Executive Officer. Previously, Mr. Bernstein was employed by Preferred Labor LLC from March 1999 through January, 2007. Mr. Bernstein served Preferred as its Chief Financial Officer and later as its President. On January 31, 2007, Mr. Bernstein became a full-time employee of FlexShopper. Before joining Preferred Labor he was a partner of Miller, Ellin Consulting Group, LLP. Mr. Bernstein advised companies in many areas to improve their operations and increase their profitability. Mr. Bernstein’s clients also included major commercial and investment banks, asset based lenders and alternative finance companies. These institutions relied on his ability to oversee due diligence engagements and evaluate a company’s financial performance, its internal control structure and the quality of its assets before making investments or loans. Mr. Bernstein has used his banking relationships to raise debt and negotiate and structure financing for companies. Mr. Bernstein brings to the board his financial and business expertise as a Certified Public Accountant. Mr. Bernstein received a Bachelor of Arts degree from Columbia University.

Carl Pradelli has been a director since July 2014. Mr. Pradelli has been President, CEO, co-founder and a director since 2002 of Nature City LLC. Nature City is a developer and direct to consumer marketer of premium dietary supplements. Nature City principally markets via direct mail and e-commerce channels. From 2002 through 2011, Mr. Pradelli served as President, CEO and co-founder of Advanced Body Care Solutions, a company which marketed health and beauty products using direct response television. Previously, he was employed by Donaldson, Lufkin & Jenrette, which was acquired in 2000 by Credit Suisse First Boston at which time he was serving as a Senior Vice President. Mr. Pradelli has served as a director of Duane Reade, Inc. and on its compensation and governance committees. Mr. Pradelli received his MBA from Wharton Business School at the University of Pennsylvania and his BS in Finance and Accounting from Stern School of Business at New York University.

T. Scott King has been a director since November 2014. From April 2014 through September 2014, Mr. King served as Interim Chief Executive Officer of Gordmans Stores, Inc. (traded on NASDAQ under the symbol GMAN), an Omaha based apparel and home décor retailer with 99 stores. Mr. King has also served as Gordmans Chairman of the Board. From 2003 through 2014, Mr. King served as Senior Managing Director of Operations of Sun Capital Partners, a Boca Raton based private equity firm with an excess of $10 billion under management. From 1999 through 2003, he served as President and Chief Executive Officer of Waterlink Inc. (traded on the NASDAQ under the symbol WLK), an Ohio based, international provider of water and waste water solutions. Prior to that time he was employed for approximately 20 years with Sherwin-Williams Company, an international manufacturer and retailer of paint and coatings. Mr. King served on the Board of Directors of The Limited, ShopKo, Furniture Brands Inc. and Boston Market. He also serves on the Board of Advisors of State University of NY at Oswego, School of Business, where he received his B.A. Degree in Business.

Frank Matasavage, has been Chief Financial Officer of the Company since December 2014. Mr. Matasavage, who previously served as the Registrant’s Controller since 2014, will receive a salary of $145,000 per annum as the Registrant’s Chief Financial Officer and options to purchase 10,000 shares of the Registrant’s Common Stock under its existing Stock Option Plan, which are in addition to the 25,000 options previously granted to him. Mr. Matasavage previously worked at FriendFinder Networks Inc. a publically traded internet technology and entertainment company from 2004 thru 2013.  Mr. Matasavage has 30 years’ experience as a Chief Financial Officer and Controller in a variety of public and non-public corporations. Mr. Matasavage also brings to the position his financial and business expertise as a Certified Public Accountant. Mr. Matasavage received a Bachelor of Arts degree from the College of the Holy Cross.

Key Employees

In July 2013, FlexShopper hired Justin Metzl as Vice President of eCommerce, a non-executive officer position. Mr. Metzl leads overall eCommerce strategy including marketing, user experience, product management, web analytics, search engine marketing, e-mail marketing, mobile and social media. Prior to joining FlexShopper, Mr. Metzl was Director of User Experience I eCommerce for five years at TigerDirect.com (Ranked Internet Retailer Top-25 largest eCommerce sites). He managed, defined and designed the online user experience, eCommerce strategy, alb/multivariate testing strategy, personalization and product recommendations, mobile strategy and socialmedia initiatives. Before TigerDirect, Mr. Metzl was Director of eCommerce for seven years at Alienware (Dell Subsidiary). Mr. Metzl brings over 12 years of web & eCommerce experience in B2C and B2B to drive revenue, improve conversion and satisfy the overall customer experience. Mr. Metzl attended Virginia Polytechnic Institute and State University and majored in Management Science and Information Technology.

27

Corporate Governance

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Delaware and our By-Laws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director Qualifications and Diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the finance and capital market industries. In evaluating nominations to the Board of Directors, our Board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the full board for oversight. These risks include, without limitation, the following:

•	risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation;
•	risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters;
•	risks and exposures relating to corporate governance; and management and director succession planning; and
•	risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

We currently have a Chairman of the Board who presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are entirely separated. FlexShopper has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer.

28

Limitation of Directors’ Liability and Indemnification

Our directors are not personally liable to us or to any of our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware or any other statute of the State of Delaware is amended to authorize the further elimination or limitation of the liability of our directors, then the liability of our directors will be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the provided limitation on the liability of a director. To the maximum extent permitted by law, we fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent permitted by law, we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our employee or agent, or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. We will, if so requested by a director or officer, advance expenses (including attorneys’ fees) incurred by such director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. We may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as our Board deems appropriate.

Independent Directors

Currently, FlexShopper has no audit, compensation, corporate governance, nominating or other committee of the Board of Directors. Under the NASDAQ definition, an “independent director” means a person other than an officer or employee of FlexShopper or its subsidiaries or any other individuals having a relationship that, in the opinion of FlexShopper’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by FlexShopper; (2) has not (or whose immediate family members have not) been paid more than $120,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling stockholder or executive officer of an organization which FlexShopper made, or from which FlexShopper received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of FlexShopper has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of FlexShopper’s outside auditor. Currently, T. Scott King and Carl Pradelli are each deemed by management to be an “independent director” and “Financial Expert” (as defined herein) of FlexShopper.

29

Committees

As of the date of this Prospectus, FlexShopper has no audit, compensation, corporate governance, nominating or other committee of the Board of Directors, although it intends to establish an audit, compensation and corporate governance committee in the near future. The Sarbanes-Oxley Act of 2002, as amended, required each corporation to have an audit committee consisting solely of independent directors and to identify the independent directors who are considered to be a “financial expert.” The term “Financial Expert” is defined under Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by FlexShopper’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Executive Compensation

The following table sets forth the overall compensation earned over the fiscal years ended December 31, 2014 and 2013 by (1) each person who served as the principal executive officer of FlexShopper or its subsidiaries during fiscal year 2014; (2) our most highly compensated (up to a maximum of two) executive officers as of December 31, 2014 with compensation during fiscal year ended 2014 of $100,000 or more; and (3) those two individuals, if any, who would have otherwise been in included in section (2) above but for the fact that they were not serving as an executive of us as of December 31, 2014.

	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (2)(3)	Total ($)
Morry F. Rubin	2014	$86,538	$-0-	$-0-	$-0-	$-0-	$--	$12,000	$98,538
Former CEO(4)	2013	$67,308	$-0-	$-0-	$-0-	$-0-	$-0-	$18,000	$85,308

Brad Bernstein	2014	$240,000	$-0-	$-0-	$103,250	$-0-	$-0-	$12,000	$343,250
CEO and President	2013	$240,000	$-0-	$-0-	$-0-	$-0-	$-0-	$12,000	$252,000

Frank Matasavage	2014	$120,462	$--	$--	$12,655	$--	$--	$--	$133,117
CFO	2013	$--	$--	$--	$--	$--	$--	$--	$--

 _

____________________

(1) Topic 718 requires FlexShopper to determine the overall full grant date fair value of the restricted stock awards and options as of the date of grant based upon the Black-Scholes method of valuation which total amounts are set forth in the table above under the year of grant, and to then expense that value over the service period over which the restricted stock awards and options become vested. As a general rule, for time-in-service-based restricted stock awards and options, FlexShopper will immediately expense any restricted stock awards and option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the restricted stock awards and options. For a description Topic 718 and the assumptions used in determining the value of the restricted stock awards and options under the Black-Scholes model of valuation, see the notes to the consolidated financial statements included with this Prospectus.

30

(2) Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from FlexShopper except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, FlexShopper relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(3) Includes compensation for service as a director described under Director Compensation, below.

(4) Does not include monies paid to Mr. Rubin on an investment in FlexShopper as described under "Certain Transactions."

For a description of the material terms of each named executive officers’ employment agreement, including the terms of any contract, agreement, plan or other arrangement that provides for any payment to a named executive officer in connection with his or her resignation, retirement or other termination, or a change in control of FlexShopper. See section below entitled “Employment Agreements.”

No outstanding common share purchase option or other equity-based award granted to or held by any named executive officer in the past two fiscal years were repriced or otherwise materially modified, including extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined, nor was there any waiver or modification of any specified performance target, goal or condition to payout.

Executive Officer Outstanding Equity Awards

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding, exercisable and/or vested as of December 31, 2014.

31

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of un-earned Shares, Units or Other Rights that have not Vested
Morry F. Rubin	650,000	-0-	-0-	1.25	01/31/2017	-0-	N/A	-0-	N/A
Morry F. Rubin	250,000	-0-	-0-	0.62	03/23/2019	-0-	N/A	-0-	N/A
Morry F. Rubin	250,000	-0-	-0-	0.17	03/20/2022	-0-	N/A	-0-	N/A
Brad Bernstein	950,000	-0-	-0-	1.25	01/31/2017	-0-	N/A	-0-	N/A
Brad Bernstein	250,000	-0-	-0-	0.62	03/23/2019	-0-	N/A	-0-	N/A
Brad Bernstein	250,000	-0-	-0-	0.17	03/20/2022	-0-	N/A	-0-	N/A
Brad Bernstein	250,000	-0-	-0-	0.70	03/24/2024	-0-	N/A	-0-	N/A
Frank Matasavage	-0-	25,000	-0-	.75	01/20/2024	-0-	N/A	-0-	N/A
Frank Matasavage	3,333	6,667	-0-	.70	12/29/2024	-0-	N/A	-0-	N/A

Employment Agreements

We have an employment agreement with Brad Bernstein. The following is a summary of his annual salary and bonuses for 2014.

Name	Position	2014 Annual Salary	2014 Bonus
Brad Bernstein	President	$240,000	None.

____________

On January 31, 2007, we entered into an employment agreement to retain the services of Brad Bernstein (“Bernstein”) as President. Mr. Bernstein currently serves as Chief Executive Officer. FlexShopper pays Mr. Bernstein a fixed base salary $240,000 during each year of his Employment Term. The Board may periodically review Mr. Bernstein’s Base Salary and may determine to increase (but not decrease) the Base Salary, in accordance with such policies as FlexShopper may hereafter adopt from time to time, if it deems appropriate. The following summarizes the employment agreement of Mr. Bernstein.

•

The Agreement shall be automatically renewed for additional one year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew the Agreement. On December 2, 2013, each Agreement renewed for one additional year through the close of business on January 31, 2015;

•

Mr. Bernstein is required to devote his full business time and efforts to the business and affairs of FlexShopper. Mr. Bernstein is entitled to indemnification to the full extent permitted by law. Mr. Bernstein is subject to provisions relating to non-compete, non-solicitation of employees and customers during the term of the Agreement and for a specified period thereafter (other than for termination without cause or by Mr. Bernstein for good reason).

32

•	Mr. Bernstein is entitled to participate in such our benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of FlexShopper and is entitled to be reimbursed for up to $25,000 of medical costs not covered by FlexShopper’s health insurance per year.

•	FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with disability insurance benefits of at least 60% of his gross Base Salary per month. In the event of Mr. Bernstein’s disability, Mr. Bernstein and his family shall continue to be covered by all of our executive welfare benefit plans at our expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans; and

•

FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with life insurance benefits in the amount of at least $500,000. In the event of Mr. Bernstein’s death, his family shall continue to be covered by all of our executive welfare benefit plans, at our expense, to the extent such benefits may, by law, be provided, for 12 months following Mr. Bernstein’s death in accordance with the terms of such plans.

Termination of Employment

Mr. Bernstein’s employment with FlexShopper may be terminated by mutual agreement. The following description summarizes his severance pay (exclusive of base salary, car allowances and benefits due up to the date of termination), if any, in the event of termination (other than by mutual agreement) and the treatment of his options:

Termination for Cause.  In the event of any termination for cause (as defined in the agreement), Mr. Bernstein shall not receive any severance pay and any and all stock options granted to him shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

Termination for Disability or Death.  In the event of termination for disability (as defined in the agreement) or death, Mr. Bernstein shall receive all bonuses then earned, six months’ severance pay in the case of death, and the acceleration of certain options.  Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant.

Termination without Cause. Mr. Bernstein’s employment with FlexShopper may be terminated by us, in the absence of Cause and by Mr. Bernstein for Good Reason (as defined in the agreement). In such event, Mr. Bernstein shall receive 12 months’ severance pay, targeted bonuses, continuation of certain benefits and full vesting of all options. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.

Voluntary Resignation. Mr. Bernstein’s employment with FlexShopper may be terminated by him without Good Reason. In such event, Mr. Bernstein shall not receive any severance pay and unless termination occurs in the first year of employment, all vested options shall be retained by him for the full exercise term of each relevant option.

Option Grants

Mr. Bernstein is eligible to receive stock options and other compensation as determined at the discretion of the board. See “Executive Officer Outstanding Equity Awards” above for a description of outstanding options granted to Mr. Bernstein.

33

Termination of Employment Agreement with Morry F. Rubin

On December 29, 2014, Mr. Morry F. Rubin resigned as Chief Executive Officer of our company and agreed to terminate his employment agreement. Mr. Rubin is continuing to serve as Chairman of the Board of our company and we have agreed to compensate Mr. Rubin by paying 50% of the health insurance premiums for him and his family under our health insurance plan. Mr. Rubin’s employment agreement had contained provisions similar but not identical to those of Mr. Bernstein’s with the primary difference being the amount of compensation being paid to Mr. Rubin. See Summary Compensation Table above for a description of the compensation paid to Mr. Rubin for the last two fiscal years.

Review of Risks Arising from Compensation Policies and Practices

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on FlexShopper.

DIRECTOR COMPENSATION

Cash Fees and Options

As of the date of this Prospectus, FlexShopper has no audit, compensation, corporate governance, nominating or other committee of the Board of Directors, although it intends to establish an audit, compensation and corporate governance committee in the near future. The chairman of each committee that is formed by us at a later date will be entitled to an annual fee of $6,500 and each non-executive director will receive an annual fee of $6,500 as a member of the Board, a fee of $1,000 per Board or Committee meeting (or consent in lieu of a meeting), and an activity fee of $1,000 per day for services rendered by the Board member. George Rubin, a former director until December 29, 2014 is receiving reimbursement of health and dental insurance for him and his wife through December 31, 2015. Members of the Board of Directors are eligible to participate under one or more of our company’s stock option plan(s). On July 25, 2014, we granted Carl Pradelli options to purchase 180,000 shares, exercisable at $.89 per share from the vesting date through July 25, 2024, with one-third vesting on July 25, 2014, one-third vesting on July 25, 2015 and a third vesting on July 25, 2016. On July 25, 2014, we granted T. Scott King options to purchase 180,000 shares, exercisable at $.70 per share from the vesting date through November 13, 2024, with one-third vesting on November 13, 2014, one-third vesting on November 13, 2015 and a third vesting on November 13, 2016. In the event that a director is no longer serving on the Board of Directors, the director has 90 days to exercise all vested options. Equity incentive awards and cash payments to directors will be determined in the sole discretion of the Board and/or compensation committee of the Board at such times and in such amounts as the Board or a committee thereof determines to make such awards.

Travel Expenses

All directors shall be reimbursed for their reasonable out of pocket expenses associated with attending the meetings.

34

2014 Director Compensation

The following table shows the overall compensation earned for the 2014 fiscal year with respect to each non-employee and non-executive director of FlexShopper as of December 31, 2014.

DIRECTOR COMPENSATION
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensa-tion ($) (2)	Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compensa-tion ($) (3)	Total ($)

Paul B. Healy, Former Director	$9,500	$-0-	$-0-	$-0-	$-0-	$-0-	$9,500

George Rubin, Former Director (4)	$9,500	$-0-	$-0-	$-0-	$-0-	$-0-	$9,500

Carl Pradelli, Director	$--	$54,540	$-0-	--	--	--	$54,540-

T. Scott King Director	$--	$45,360	$-0-	--	--	--	$45,360

(1)	Topic 718 requires FlexShopper to determine the overall full grant date fair market value of the restricted stock awards and the options as of the date of grant based upon the Black-Scholes method of valuation which total amounts are set forth in the table above under the year of grant, and to then expense that value over the service period over which the restricted stock awards and the options become exercisable vested. As a general rule, for time-in-service-based restricted stock awards and options, FlexShopper will immediately expense any restricted stock award or option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the restricted stock award and option. For a description of Topic 718 and the assumptions used in determining the value of the restricted stock awards and options under the Black-Scholes model of valuation, see the notes to the consolidated financial statements included herein.

(2)	Excludes awards or earnings reported in preceding columns.

(3)	Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from FlexShopper except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, FlexShopper relating to life insurance for the benefit of the director; (vii) any consulting fees earned, or paid or payable; (viii) any annual costs of payments and promises of payments pursuant to a director legacy program and similar charitable awards program; and (ix) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(4)	All other compensation includes the payment of health insurance which is not provided to other non-employee directors. Mr. Rubin's compensation excludes monies earned as an investor. See "Certain Transactions" for a description of certain transactions involving George Rubin.

35

Indemnification; Director and Officer Liability Insurance

FlexShopper has agreed to indemnify (and advance the costs of defense of) each director (and his legal representatives) to the fullest extent permitted by the laws of the state in which FlexShopper is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of FlexShopper, whichever affords greater protection to each director, and both during and after termination (for any reason). FlexShopper shall cause each director to be covered under a directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of FlexShopper or any of its affiliates. Such policy shall be maintained by FlexShopper at its expense in an amount of at least $5 million during the term each director serves FlexShopper (including the time period of coverage after each director’s service terminates for any reason whatsoever).

In the event of any litigation or other proceeding between FlexShopper and a director with respect to enforcement of a director’s rights to indemnification and director and officer liability insurance and such litigation or proceeding results in final judgment or order in favor of the Director, which judgment or order is substantially inconsistent with the positions asserted by FlexShopper in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys' fees and expenses.

2007 Omnibus Equity Compensation Plan

On January 31, 2007, the Board adopted our 2007 Omnibus Equity Compensation Plan (the “Plan”), with 2,100,000 common shares authorized for issuance under the Plan. In October 2009, FlexShopper's stockholders approved an increase in the number of shares covered by the Plan to 4,200,000 shares.

The following table shows the amounts that have been granted under the Plan as of December 31, 2014 to named executive officers, directors and others:

2007 Omnibus Equity Compensation Plan
Name and Position	Number of Options		Dollar Value (1)

Morry F. Rubin, Former Chief Executive Officer (2)	1,150,000	(1)	$302,500

Brad Bernstein, President (2)	1,700,000	(1)	$352,500

Frank Matasavage	35,000		$1,000

Executive Group (three persons) (2)	2,885,000	(1)	$656,000

Non-Executive Director Group (two persons) (2)	360,000	(1)	$21,600

Non-Executive Officer Employee Group	510,000	(1)	$80,050

___________________

(1)	The dollar value of these options is based upon the fair market value of our Common Stock as of the close of business on December 31, 2014 of $1.00 per share, less the exercise price of each respective option.

(2)	See “Directors’ Compensation – Cash Fees and Options.”

The following is a summary of the material features of the Plan:

Shares Subject to the Plan

The maximum number of shares of Common Stock with respect to which awards may be made under the Plan is 4,200,000. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar event or transaction, the Compensation Committee will make such equitable adjustments to the number, kind and price of shares subject to outstanding grants and to the number of shares available for issuance under the Plan as it deems necessary or appropriate. Shares subject to forfeiture, cancelled or expired awards granted under the Plan will again become available for issuance under the Plan. In addition, shares surrendered in payment of any exercise price or in satisfaction of any withholding obligation arising in connection with an award granted under the Plan will again become available for issuance under the Plan.

36

Administration

A committee of two or more directors appointed by the Board will administer the Plan (the “Committee”); however, until the Committee is appointed, the Board administers the Plan. The Committee interprets the Plan, selects award recipients, determines the number of shares subject to each award and establishes the price, vesting and other terms of each award. While there are no predetermined performance formulas or measures or other specific criteria used to determine recipients of awards under the Plan, awards are based generally upon consideration of the grantee's position and responsibilities, the nature of services provided, the value of the services to us, the present and potential contribution of the grantee to our success, the anticipated number of years of service remaining and other factors which the Board or the Committee deems relevant.

Eligibility

Employees, directors, consultants and other service providers of our Company and its affiliates are eligible to participate in the Plan, provided; however, that only employees of our Company are eligible to receive incentive stock options. The maximum number of shares that are the subject of grants made under the Plan to any individual during any calendar year may not exceed 1,000,000 shares, subject to certain adjustments. A participant in the Plan may not accrue dividend equivalents during any calendar year in excess of $500,000.

Amendment and Termination of Plan

The Board may amend, alter or discontinue the Plan at any time; provided, however, that the Board may not amend the Plan without stockholder approval if such approval is required in order to comply with the Internal Revenue Code or applicable laws or to comply with applicable stock exchange requirements. The Plan will terminate on the day immediately preceding the tenth anniversary of the Plan’s effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

Grants

Grants made under the Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights or “SARs,” stock awards, stock unit awards, dividend equivalents and other stock-based awards. Each grant is subject to the terms and conditions set forth in the Plan and to those other terms and conditions specified by the Committee and memorialized in a written grant agreement between our Company and grant recipient (the “Grant Instrument”).

Stock Options

The Plan permits the grant of incentive stock options (“ISOs”) to our employees and the employees of our subsidiaries. The Plan also provides for the grant of non-qualified stock options (“NQSOs”) to our employees, directors, and consultants and other individuals who perform services for us (as well as to employees, directors, consultants and service providers of our subsidiaries). The exercise price of any stock option granted under the Plan will be equal to or greater than the fair market value of such stock on the date the option is granted, provided, however, that the exercise price of any incentive stock options granted under the Plan to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary of us, may not be less than 110% of the fair market value of our Common Stock on the date of grant. Generally, payment of the option price may be made (i) in cash, (ii) with the Committee’s consent, by approval of the Committee, by delivering shares of Company Stock owned by the Optionee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) through a broker in accordance with applicable laws, or (iv) with a combination of cash and shares. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Common Stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

37

Under the Plan, each option is exercisable at such time and to such extent as specified in the pertinent Grant Instrument between our Company and the option recipient. However, no option shall be exercisable with respect to any shares of Common Stock more than ten years after the date of grant of such award (except as otherwise determined by the Committee with respect to non-incentive options) and no incentive stock option that is granted to an employee, who at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of our Company, or any parent or subsidiary of ours, may be exercised more than five years from the date of grant. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Effects of Termination of Service with our Company

Generally, unless provided otherwise in the Grant Instrument, the right to exercise any option or SAR (described below) terminates 90 days following termination of the participant’s relationship with FlexShopper for reasons other than death, disability or termination for “cause” as defined in the Plan. If the participant’s relationship with us terminates due to death or disability, unless provided otherwise in the Grant Instrument, the right to exercise an option or SAR will terminate the earlier of one year following such termination or the original expiration date. If the participant’s relationship with us is terminated for “cause” any option or SAR not already exercised will automatically be forfeited as of the date such termination.

Stock Awards

We may issue awards of our Common Stock pursuant to the terms of the Plan. A stock award may be issued for consideration or for no consideration and may be subject to certain restrictions and risk of forfeiture (such as the completion of a period of service or attainment of a performance goal) as determined by the Committee and set forth in the Grant Instrument governing the stock award. If a participant’s employment terminates before the vesting condition is fulfilled, the shares will be forfeited. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. Unless otherwise determined by the Committee, a stock award entitles the participant to all of the rights of a stockholder of our Company, including the right to vote the shares and the right to receive any dividends thereon.

Stock Units

The Plan provides for the grant of stock units to employees, non-employee directors, or consultants or other individuals who perform services for us, subject to any terms and conditions, including the fulfillment of specified performance goals or other conditions, as may be established by the Committee. Each stock unit represents one hypothetical share of Common Stock and the right of the grantee to receive an amount based on the value of a share of our Common Stock. Payments with respect to stock units may be made in cash or in shares of Common Stock, or in combination of the two as determined by the appointed committee.

Stock Appreciation Rights

The Plan also provides for the grant of SARs, either alone or in tandem with stock options. An SAR entitles its holder to a cash payment of the excess of the fair market value of our Common Stock on the date of exercise, over the fair market value of our Common Stock on the date of grant. An SAR issued in tandem with a stock option will have the same terms as the stock option. The terms of an SAR granted alone, without an option, will be established by the Committee, in the Grant Instrument governing the SAR.

38

Other Stock-Based Awards

The Committee may grant other stock-based awards, other than those described herein, that are based on, measured by or payable in shares of Common Stock on such terms and conditions as the Committee may determine. Such awards may be subject to the achievement of performance goals or other conditions and may be payable in cash, shares of Common Stock or any combination of cash and shares of Common Stock as the Committee shall determine.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with grants under the Plan. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Common Stock, and upon such terms as the appointed committee may establish, including the achievement of specific performance goals.

Change of Control of FlexShopper

In the event of a Change of Control, as that term is defined in the Plan, of our Company, the Committee has discretion to, among other things, accelerate the vesting of outstanding grants, cashout outstanding grants or exchange outstanding grants for similar grants of a successor company. A Change of Control of our Company will be deemed to have taken place upon:

•	the acquisition by any person of direct or indirect ownership of securities representing more than 50% of the voting power of our then outstanding stock;
•	a consolidation or merger of our Company resulting in the stockholders of FlexShopper immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;
•	the sale of substantially all of our assets; or
•	the liquidation or dissolution of our Company.

RELATED PARTY TRANSACTIONS

Due to Institutional Lender/Personal Guarantees of Messrs. M. Rubin and Bernstein

On November 8, 2011, Anchor entered into a Rediscount Credit Facility with a commercial bank that was effective November 30, 2011 and replaced its prior credit facility. The facility has repaid and terminated with the sale of Anchor Assets between April and June, 2014. The maximum amount that can be borrowed under the facility was $10 million, and the Bank advanced up to 80% of Anchor's advances to its clients. Anchor paid interest on advances monthly at the 90 Day Libor Rate plus 6.25% and various other monthly fees as defined in the agreement. The agreement required that Anchor maintain at all times a ratio of debt to tangible net worth of no more than four to one (4:1). Management believes that FlexShopper is currently in compliance with this covenant. The agreement contained customary representations and warranties, events of default and limitations, among other provisions. The agreement was collateralized by a first lien on all Anchors' assets. FlexShopper’s President and CEO had provided validity guarantees to the Bank. Anchor owed this financial institution $3,240,942 as of December 31, 2013 and $-0- as of November 30, 2014. .

Related Party Notes

In December 2014, a principal stockholder, Marc Malaga, agreed to loan up to $1,000,000 to us on a secured basis. Mr. Malaga loaned us $500,000 on December 9, 2014 and agreed to advance up to an additional $500,000 at his sole discretion and upon our request. This loan is repayable upon demand with interest at the rate of 15% per annum.

39

On June 5, 2012, Anchor entered into two Promissory Notes totaling $400,000, one with Morry Rubin and the other with a major stockholder of FlexShopper. Each Promissory Note was for $200,000, had a 90 day term, and earned interest (payable monthly) at 15% per annum. The Promissory Notes were to assist Anchor in providing factoring and purchase order funding facilities to some of its clients. The Promissory Notes were subordinate to and supplemented Anchor's $10 Million Rediscount Credit Facility with a commercial bank. Both promissory notes were paid on September 5, 2012. Anchor paid $15,123 of interest on these notes for year ended December 31, 2012.

2007 Private Placement Offering

In 2007, Fordham Financial Management raised $6,712,500 in gross proceeds and was issued warrants to purchase 1,342,500 shares at an exercise price of $1.10 per share. Currently, their warrants (which are owned by principals of the Fordham and its assignees) expire on January 31, 2018. Fordham was the lead placement agent for our 2014 private placement offering described below.

2014 Private Placement Offering

  From May 8, 2014 through October 2014, FlexShopper received gross proceeds of $6,501,101 from the sale of 11,820,187 shares offered through three co-placement agents in a private placement offering at an offering price of $.55 per share. The foregoing excludes the issuance at the final closing date of October 9, 2014 of seven year warrants to purchase 15% of the number of shares sold in the offering, which warrants were issued to the placement agents to purchase 1,773,027 shares, each at an exercise price of $.55 per share.

In addition, pursuant to the terms of the private placement offering, George Rubin and Morry F. Rubin, officers, directors and founders of FlexShopper, each completed the funding of their $500,000 loan to FlexShopper and converted these loans into shares of FlexShopper’s Common Stock at the same offering price per share as that paid by investors in the offering. An aggregate of 1,818,182 shares of FlexShopper’s Common Stock were issued to the Rubins from the conversion of their notes totaling $1,000,000.

PRINCIPAL STOCKHOLDERS

As of December 31, 2014, we have 35,015,322 shares of Common Stock and 342,219 shares of Series 1 Preferred Stock issued and outstanding. In this respect, each one share of Series 1 Preferred Stock has the voting rights of 5.7877 common shares, but is convertible into only 5.8 common shares. Accordingly, the 342,219 shares of Series 1 Preferred Stock are convertible into 1,984,870 shares of Common Stock with the equivalent voting rights of 1,980,661 common shares. The following table sets forth information regarding the economic ownership of our company Common Stock by:

·	each of our stockholders who is known by us to beneficially own more than 5% of our Common Stock;
·	each of our executive officers;
·	each of our directors; and
all executive officers and directors as a group.

Beneficial ownership is determined based on the rules and regulations of the SEC. A person has beneficial ownership of shares if the individual has the power to vote and/or dispose of shares. This power can be sole or shared, and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person are counted as outstanding in such cases where the option holder may exercise the options within 60 days of the date hereof. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table below, each person named in the table has sole voting and dispositive power with respect to the shares set forth opposite that person’s name.

40

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned

Morry F. Rubin (1)	6,980,431	18.9

George Rubin (1)	4,896,931	13.7

Ilissa and Brad Bernstein (2)	3,700,000	10.1

T. Scott King (3)	60,000	*

Carl Pradelli (4)	247,500	*

All officers and directors as a group (five persons) (5)	15,622,862	39.8

Buechel Family Ltd Partnership (6)	1,627,235	4.6

Buechel Patient Care Research & Education Fund (7)	1,276,665	3.6

Marc Malaga (8)	3,227,254	8.9

_____________________

*Represents less than 1% of the outstanding shares.

(1)	Morry Rubin’s beneficial ownership includes 4,901,759 shares of Common Stock and options/warrants to purchase 1,816,672 shares of Common Stock granted to him and 262,000 shares in which Morry Rubin’s wife and George Rubin are co-trustees of certain family trusts. George Rubin’s beneficial ownership includes 3,968,259 shares of Common Stock and 262,000 shares in which Morry Rubin’s wife and George Rubin are co-trustees of certain family trusts and warrants to purchase 666,672 shares.
(2)	Of the 3,700,000 shares beneficially owned by them, 2,000,000 common are owned by Ilissa Bernstein, Brad Bernstein’s wife. The remaining 1,700,000 shares represent vested options to purchase a like amount of shares of Common Stock granted to Brad Bernstein.
(3)	Includes vested options to purchase 60,000 shares of Common Stock.
(4)	Includes options to purchase 60,000 shares, 62,500 shares owned in trust and 125,000 shares in a limited liability company owned by Mr. Pradelli and his spouse.
(5)	Includes 11,319,518 shares of Common Stock and all options and warrants (described in (1) through (4) above) to purchase an aggregate of 4,303,344 shares.
(6)	Includes 1,442,725 shares of Common Stock and 31,812 Preferred shares convertible into 184,510 shares of Common Stock. The Buechel Family Ltd Partnership is a Family Partnership, the General Partner of whom is Frederick Buechel. This partnership is being shown in the table since it may be deemed to be under common control of Dr. Frederick Buechel, who is also a principal of the Buechel Patient Care Research & Education Fund referenced in footnote (7).
(7)	Includes 1,092,725 shares of Common Stock and 31,712 Preferred shares convertible into 183,930 shares of Common Stock. The Buechel Patient Care Research & Education Fund is a 501(c)(3) organization, the principals of which are Drs. Frederick Buechel Sr. and Jr. and Mr. Mark Buechel. This education fund is being shown in the table since it may be deemed to be under common control of Dr. Frederick Buechel who is the general partner referenced in footnote (6) of the Buechel Family Ltd Partnership.
(8)	Includes 1,914,941 common shares, warrants to purchase 666,672 shares, options to purchase 250,000 shares and 395,641 shares of Common Stock issuable upon conversion of 68,214 shares of Series 1 Preferred Stock.

41

Securities Authorized for Issuance under Equity Compensation Plans.

The following summary information is as of December 31, 2014 and relates to our 2007 Plan described elsewhere herein pursuant to which we have granted options to purchase our Common Stock:

	(a)	(b)	(c)
Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity Compensation Plans covering 4,200,000 shares	3,755,000	$.87	445,000

SELLING SECURITYHOLDERS

The following sets forth information with respect to the selling securityholders and the maximum number of shares of common stock that may be offered by such selling securityholders pursuant to this prospectus. The information set forth in the table below is based on information provided by or on behalf of the selling securityholders. An aggregate of up to 13,593,214 shares of common stock may be offered by the selling securityholders, which includes (i) 11,820,187 shares of common stock were sold in the placement offering between May 8, 2014 and October 9, 2014 and (ii) 1,773,027 shares of common stock issuable upon exercise of placement agent warrants issued in October 2014 in connection with said private placement offering. The selling securityholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock.

The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. The table includes selling securityholders who purchased common stock in the private placement and, with respect to the placement agent warrants, the number of shares of common stock issuable upon exercise of warrants issued to the placement agents. The placement agent warrants are exercisable through October 9, 2021 at an exercise price of $.55 per share, and contain cashless exercise provisions. None of the placement agent warrants have been exercised at the date hereof. The shares of common stock underlying the placement agents’ warrants are restricted from transfer, sale, or pledge for a period of six months from the date of this prospectus. See “Plan of Distribution” below for further information.

TABLE I

Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Shares Being Offered	Number of Shares Outstanding	Percent of Shares
Chris Hermann	100,000	100,000	-0-	-0-
Theodore H. Hustead	200,000	200,000	-0-	-0-
Francis Russo	100,000	100,000	-0-	-0-
Mitchell Cohen	20,000	20,000	-0-	-0-
Yogesh Farswani	42,000	42,000	-0-	-0-
Hunse Investments, LP (7)	100,000	100,000	-0-	-0-
Gemini Master Fund, Ltd. (11)	300,000	300,000	-0-	-0-
Fred & Betty Bialek Revocable Trust Dated 12/20/2004	54,546	54,546	-0-	-0-
Charles C. Hunter	50,000	50,000	-0-	-0-

42

Natan & Miryam Vishlitzky JTWROS	100,000	100,000	-0-	-0-
Jason Eisenbeis Integration Consulting SEP-IRA	50,000	50,000	-0-	-0-
Barry G. Haimes	300,000	300,000	-0-	-0-
William J. Bolt	100,000	100,00	-0-	-0-
Eugene L. Tinker IRA	45,455	45,455	-0-	-0-
Anand Chakraborty	100,000	100,000	-0-	-0-
Terry D. Milam	45,455	45,455	-0-	-0-
Scott R. Schroeder	100,000	100,000	-0-	-0-
Clayton A. Struve	100,000	100,000	-0-	-0-
William H. & Stephanie J. Castigan JTWROS	50,000	50,000	-0-	-0-
Mark Thomas	50,000	50,000	-0-	-0-
Pamela Gingold	50,000	50,000	-0-	-0-
Randall J. Wolfe	100,000	100,000	-0-	-0-
Adolfo & Donna H. Carmona JTWROS	400,000	400,000	-0-	-0-
Thomas Prasil	100,000	100,000	-0-	-0-
Joseph O. Manzi	200,000	200,000	-0-	-0-
Stephen Lesser	45,455	45,455	-0-	-0-
Jason Eisenbeis	36,364	36,364	-0-	-0-
Anthony Farello	100,000	100,000	-0-	-0-
Curt A. Christeson	50,000	50,000	-0-	-0-
RBC Capital Markets LLC Cust FBO Frank Magdlen IRA	45,455	45,455	-0-	-0-
George Blanton and Denise Blanton, as TTEE UTA dated2/2/08	50,000	50,000	-0-	-0-
Donald T. Clemetson	50,000	50,000	-0-	-0-
Brett W. Wyland Trustee	50,000	50,000	-0-	-0-
Paul Russo	25,000	25,000	-0-	-0-
Barbara Lile-Duzsik	50,000	50,000	-0-	-0-
Allen Gabriel	25,000	25,000	-0-	-0-
Gil Bakal	40,900	40,909	-0-	-0-
Renea Johnson	50,000	50,000	-0-	-0-
C. Stephen Cochennet Trustee for C. Stephen Cochennet	100,000	100,000	-0-	-0-
Howard C. Hutt	200,000	200,000	-0-	-0-
Millenium Trust Company Custodian FBO Brenna Tanzosh IRA	100,000	100,000	-0-	-0-
MIS Equity Strategies, LP (12)	100,000	100,000	-0-	-0-
Kathleen Lockwood	50,000	50,000	-0-	-0-
Caisson Breakwater Global Opportunity Fund, LP (9)	400,000	400,000	-0-	-0-
Caisson Breakwater Fund LTD (9)	400,000	200,000	-0-	-0-
Joseph Chulick III Revocable Trust dtd 7/27/2001	25,455	25,455	-0-	*
The Anthony & Angela Family Trust	50,000	50,000	-0-	-0-

43

AAR Account Family Limited Partnership (8)	100,000	100,000	-0-	-0-
Howard Richmond	41,364	41,364	-0-	-0-
Stephen Shumpert	100,000	100,000	-0-	-0-
Florence K. Simons Trust, Florence K. Simons, Trustee	50,000	50,000	-0-	-0-
Abraham Bakal	36,364	36,364	-0-	*
SBI Investments LLC, 2014-0, Att: Sea Otter Global Ventures, L.L.C. as Manager (13)	200,000	200,000	-0-	-0-
Jason Chiriano	25,000	25,000	-0-	-0-
John Andrew Elliott	100,000	100,000	-0-	-0-
Brad M. King	100,000	100,000	-0-	-0-
Roger Ramsey	100,000	100,000	-0-	-0-
Mitch Mandich	100,000	100,000	-0-	-0-
Francis E. Belmont	22,728	22,728	-0-	-0-
Euram International Inc., c/o Franger LLC (10)	22,728	22,728	-0-	-0-
Adam McCarthy	50,000	50,000	-0-	-0-
Royce L. Felder	50,000	50,000	-0-	-0-
Kerry F. Walsh	50,000	50,000	-0-	-0-
Lynn Johnston	100,000	100,000	-0-	-0-
Jonathan R.A.E. Talbot	50,000	50,000	-0-	-0-
Minrec Limited c/o Guy Fenton (14)	50,000	50,000	-0-	-0-

Mark Whitmore	50,000	50,000	-0-	-0-
Gerald & Margaret Saggese JTWROS	100,000	100,000	-0-	-0-
RBC Capital Markets, LLC, Custodian FBO Douglas Merrihew	90,909	90,909	-0-	-0-
Charlie D. Langwell	50,000	50,000	-0-	-0-
Papken S. Der Torossian	100,000	100,000	-0-	-0-
John V. Aksak	50,000	50,000	-0-	-0-
Ronald E. Wittmer & Janet M. Wittmer JTWROS	100,000	100,000	-0-	-0-
Michael Keegan McGrath	100,000	100,000	-0-	-0-
Wayne Winget and Marsha Winget JTWROS	50,000	50,000	-0-	-0-
Russell Smith	100,000	100,000	-0-	-0-
Grant Wells	100,000	100,000	-0-	-0-
Eldon L. Buesing	50,000	50,000	-0-	-0-
Trent Agnew	50,000	50,000	-0-	-0-
James Laird	200,000	200,000	-0-	-0-
John Musser	50,000	50,000	-0-	-0-
Richard J. Glover	100,000	100,000	-0-	-0-
Dale Schaffer	50,000	50,000	-0-	-0-
Richard Vaclavik	50,000	50,000	-0-	-0-
Theodore Kutzin, MD	200,000	200,000	-0-	-0-

44

RBC Capital Markets LLC, Custodian FBO William D. Reents	150,000	150,000	-0-	-0-
Robert & Theresa Jeffers JTWROS	50,000	50,000	-0-	-0-
James M. Parr	30,000	30,000	-0-	-0-
Guy V. Wood	100,000	100,000	-0-	-0-
Alfred Bryant	50,000	50,000	-0-	-0-
Dennis & Allison O’Hara JTWROS	50,000	50,000	-0-	-0-
Edwin Ludvik	500,000	500,000	-0-	-0-
Christopher Stephen Gibbs	50,000	50,000	-0-	-0-
Gary Malloy	50,000	50,000	-0-	-0-
Christopher Howard Raine	100,000	100,000	-0-	-0-
Premchand Beharry/Sacha Beharry JTWROS	297,880	200,000	97,880	*
Christopher T. Payne and Virginia W. Payne JTWROS	200,000	200,000	-0-	-0-
Jerry E. Winn, Sr.	200,000	200,000	-0-	-0-
Bruce P. Inglis and Nancy M. Inglis JTWROS	158,300	100,000	58,300	*
William Rabetz	50,000	50,000	-0-	-0-
Sean Thomas Costelloe	50,000	50,000	-0-	-0-
Avijit Ghosh	50,000	50,000	-0-	-0-
Dr. Samuel Gaby	50,000	50,000	-0-	-0-
Daniel A. Cifonelli	200,000	200,000	-0-	-0-
Cari Olson	100,000	100,000	-0-	*
David Cherry	209,118	100,000	109,118	*
Chad Everett Cook	100,000	100,000	-0-	-0-
Marc H. Flicker	81,.295	50,000	31,295	*
Buechel Family Ltd. Partnership (1)	1,627,235	350,000	1,277,235	3.4
Richard D. Klotz	100,000	100,000	-0-	-0-
Steven Odell	169,595	100,000	69,595	*
Florine Elizabeth Cook	50,000	50,000	-0-	-0-
Thomas A. Buck & Barbara A. Buck JTWROS	100,000	100,000	-0-	-0-
Roman Klein	100,000	100,000	-0-	-0-
Jason P. and Paris A. Klein Living Trust of 2006	100,000	100,000	-0-	-0-
Abdul M. Jamal	100,000	100,000	-0-	-0-
Spring Sunshine Corporation (2)	50,000	50,000	-0-	-0-
Lirtzman Group, LLC (3)	100,000	100,000	-0-	-0-
Kenneth Kades	100,000	100,000	-0-	-0-
Luanne Jones	100,000	100,000	-0-	-0-
Fordham Financial Management, Inc.(4)#	786,603	786,603	-0-	-0-
Paulson Investment Company, LLC.(5)#	671,915	671,915	-0-	-0-
Spartan Capital Securities LLC (6)#	314,509	314,509	-0-	-0-

*	Less than 1%

#	Except as indicated by #, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

45

(1)	The Buechel Family Limited Partnership is a family partnership, the general partner of whom is Frederick Buechel.

(2)	Richard Lirtzman is the control corporation of the Lirtzman Group.

(3)	Marco DiLaurenti is the control person of the Sunshine Corporation.

(4)	Fordham Financial Management, Inc. is a Colorado corporation, the principal owner of which is a holding company controlled by William Baquet. The listed shares are issuable on exercise of the placement agent warrants received by FFM for acting as exclusive placement agent in the placement. The table does not reflect Mr. Baquet’s ownership of warrants to purchase 678,944 shares of our common stock or Charles Giordano, a 10% owner of FFM’s common stock, who owns warrants to purchase 126,346 shares of our common stock.

(5)	Paulson Investment Company, LLC, acted as a co-placement agent in our recently completed offering and received warrants to purchase the number of shares shown in the table registered for resale. Paulson is controlled by Byron Crowe, its Chief Executive Officer.

(6)	Spartan Capital Securities LLC acted as a co-placement agent in our recently completed offering and received warrants to purchase the number of shares shown in the table registered for resale. Spartan is controlled by John Lowry.

(7)	Hunse Investments Ltd. is controlled by Tom Hunse.

(8)	AAR Account Family Limited Partnership is controlled by Andrzej Roth.

(9)	Caisson Breakwater Fund Caisson Breakwater Global Opportunity Fund LP are each controlled by Jeffrey T. Roney.

(10)	Euram International Inc. is controlled by Grace Lovret.

(11)	Gemini Master Fund Ltd is controlled by Steven Winters.

(12)	MIS Equity Strategies is controlled by Anthony Reed.

(13)	SBI Investments LLC is controlled by the Sea Otter Global Ventures LLC, its manager and Hamin Abdullah, its principal.

(14)	Minrec Limited is controlled by Guy Fenton.

No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years, except as follows:

The selling securityholders listed in the above tables may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any change in this information will be set forth in prospectus supplements, if required.

DESCRIPTION OF CAPITAL STOCK

We have authorized 65 million shares of Common Stock, $.0001 par value and 10 million shares of Preferred Stock, $.001 par value as of the date of this Prospectus. As of the date of this Prospectus, we have outstanding 35,015,321 shares of Common Stock and 342,819 shares of Series 1 Preferred Stock convertible into 1,988.35014 shares of Common Stock.

Common Stock

Holders of our Common Stock are entitled to one vote for each Share held at all meetings of stockholders (and written actions in lieu of meetings). Dividends may be declared and paid on our Common Stock from funds lawfully available therefore as, if and when determined by our Board and subject to any preferential rights of any then outstanding preferred stock. We do not intend to pay cash dividends on our Common Stock. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of FlexShopper, holders of Shares of Common Stock will be entitled to receive all of our assets available for distribution to stockholders, subject to any preferential rights of any then outstanding preferred stock. Our Common Stock is not redeemable.

46

Preferred Stock

Our Board is authorized to issue from time to time, subject to any limitation prescribed by law, without further stockholder approval, up to 10,000,000 Shares of Preferred Stock, $.001 par value, in one or more series. Preferred Stock will have such number of Shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

We have designated 2,000,000 Shares of our Preferred Stock as Series 1 Convertible Preferred Stock, of which 342,819 shares of Series 1 Preferred Stock are currently outstanding. The Series 1 Preferred Stock shall rank senior as to the payment of dividends and in liquidation as to the Common Stock. The following sets forth the rights, terms and preferences of the Series 1 Preferred Stock. Following is a brief summary of the terms of the Series 1 Preferred Stock:

Convertibility

Each share of Series 1 Preferred Stock is currently convertible into 5.8 shares of FlexShopper’s Common Stock at any time at the option of the holder, subject to adjustment in the event of stock splits, stock dividends, combinations, reclassifications and alike and to weighted average anti-dilution protection for sales of Common Stock at a purchase price below $1.00 per share.

Dividends

Since January 1, 2010, no preferential dividends are payable on the Series 1 Preferred Stock.

Voting Rights

Each share of Series 1 Preferred Stock has the voting rights equivalent to 5.7877 shares of Common Stock on all Common Stockholder matters.

Liquidation Rights

Each share of Series 1 Preferred Stock has a liquidation preference of $5.00 per share prior to the payment of any distribution to the Common Stockholders.

Our Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, New York, NY.

Certain Anti-takeover Provisions of Delaware Law and our Certificate of Incorporation and By-Laws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by shareholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

47

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, shares owned by:

•	persons who are directors and also officers; and

•	employee stock plans, in some instances; or

•	at or after the time the stockholder became interested,

the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our by-laws provide that a director on our board of directors may be removed from office with or without cause and only by the affirmative vote of the holders of more than 50% of the shares then entitled to vote at an election of our directors.

Limitation on liability and indemnification of directors and officers

Our by-laws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf.. Our by-laws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Amendment of our Bylaws

Under our by-laws, the board of directors is expressly authorized to amend, alter, change or repeal our bylaws. The shareholders also have the ability to amend, alter, change or repeal our bylaws by the affirmative vote of a majority of the outstanding shares.

48

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been a very limited public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options or warrants or upon conversion of Series 1 Preferred Stock, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

At December 31, 2014, a total of 35,015,322 shares of our common stock are outstanding. Of these outstanding shares, the 11,820,187 shares of common stock registered on the registration statement (excluding 1,773,027shares of common stock issuable on exercise of placement agent warrants) that includes this prospectus will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 23,195,135 shares of outstanding common stock are either in the public float or “restricted securities,” as that term is defined in Rule 144 under the Securities Act. An additional 3,755,000 shares, 5,115,531 shares (inclusive of 1,773,027 shares underlying warrants registered for resale) and 1,988,350 shares may be issued upon exercise of outstanding options, warrants or conversion of Series 1 Preferred Stock, respectively. Restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 350,153 shares as of December 31, 2014; or
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale (subject to our common stock then being listed on the NASDAQ Capital Market or NYSE Amex).

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plan and shares of our common stock issued upon the exercise of options. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144.

49

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the selling securityholders for the sale of any of the common stock owned by them.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, where the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales, if permitted, of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

50

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of common stock by the selling securityholders. If the selling securityholders, namely, Fordham Financial Management, Inc. (“FFM”), Paulson Investment Company, LLC. (“Paulson”) and or Spartan Capital Securities, LLC (“Spartan”) exercise their placement agent warrants for cash, then we will receive the proceeds of such exercise.

We intend to file an Issuer Notification with FINRA with respect to the filing of this registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended. It is anticipated that each of FFM, Paulson and Spartan will then make respective filings with FINRA to permit it to participate in the resale of common stock by the selling securityholders, under which (i) FFM, Paulson and Spartan, have each agreed it will not receive cash commissions or any other compensation from any selling securityholder exceeding 5% of the principal amount of the trade, and (ii) FFM, Paulson and Spartan each will not sell, transfer, assign, pledge, or hypothecate the placement agent warrants it received in connection with the placement or, on exercise thereof, the underlying shares of common stock, or engage in any hedge, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the placement agent warrants or underlying shares of common stock for a period of 180 days immediately following the date of effectiveness or commencement of sales by the selling securityholders. These restrictions are subject to specified exceptions set forth in FINRA Rule 5110(g)(2).

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

51

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We may also be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, which may arise from any information furnished to us by the selling securityholder expressly for use in this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

To our knowledge, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer, except Fordham Financial Management, Inc., Paulson Investment Company, LLC. and Spartan Capital Securities, LLC received placement agent warrants to purchase 786,603 shares, 671,915 shares and 314,509 shares, respectively, of our common stock as part of its compensation in connection with the placement. All placement agent warrants are exercisable at $.55 per share through October 9, 2021.

52

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Morse & Morse, PLLC, 1400 Old Country Road, Ste. 302, Westbury, NY 11590. The partners of Morse & Morse, PLLC own shares of common stock and options to purchase additional shares of common stock, representing less than 2% of the outstanding common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report of Scott and Company LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information that we and other public companies file electronically with the SEC. You can also inspect our registration statement and our other public filings on this website, and may review future filings we make with the SEC at this website.

53

INDEX TO FINANCIAL STATEMENTS

FLEXSHOPPER, INC.

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FlexShopper, Inc. and Subsidiaries (formerly Anchor Funding Services, Inc.)

We have audited the accompanying consolidated balance sheets of FlexShopper, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Scott and Company LLC

Columbia, South Carolina

March 31, 2014, except for Note 16, as to which the date is January 22, 2015.

F-2

FLEXSHOPPER, INC.
CONSOLIDATED BALANCE SHEETS
December 31,

ASSETS
	2013	2012
CURRENT ASSETS:
Cash	$960,032	$610,439
Retained interest in purchased accounts receivable, net	4,966,338	7,019,463
Due from clients	256,313	-
Earned but uncollected fee income	138,480	168,805
Prepaid expenses and other	52,904	100,998
Lease merchandise	8,004	-
Total current assets	6,382,071	7,899,705

PROPERTY AND EQUIPMENT, net	58,079	14,257

OTHER ASSETS:
Intangible assets – patent costs	30,760	-
Security deposits	9,485	6,023
	40,245	6,023

	$6,480,395	$7,919,985

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to financial institution	$3,240,942	$4,977,763
Accounts payable	47,314	86,772
Accrued payroll and related taxes	68,141	69,338
Accrued expenses	55,412	59,252
Collected but unearned fee income	12,328	28,642
Total current liabilities	3,424,137	5,221,767

COMMITMENTS AND CONTINGENCIES

CONVERTIBLE PREFERRED STOCK, net of issuance
costs of $1,209,383	671,409	671,409
COMMON STOCK	4,363	1,863
ADDITIONAL PAID IN CAPITAL	8,545,914	7,496,693
ACCUMULATED DEFICIT	(6,165,428)	(5,471,747)
	3,056,258	2,698,218

	$6,480,395	$7,919,985

The accompanying notes to consolidated financial statements are an integral part of these statements.

F-3

FLEXSHOPPER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31,
	2013	2012
FINANCE REVENUES	$2,364,128	$2,526,626
INTEREST EXPENSE - financial institution	(385,918)	(454,241)
INTEREST EXPENSE – related parties	-	(15,123)

NET FINANCE REVENUES	1,978,210	2,057,262
PROVISION FOR CREDIT LOSSES, net of recoveries	(62,603)	(41,797)

FINANCE REVENUES, NET OF INTEREST EXPENSE
AND CREDIT LOSSES	1,915,607	2,015,465

OPERATING EXPENSES	(2,609,288)	(1,636,606)

(LOSS) INCOME FROM OPERATIONS BEFORE
INCOME TAXES	(693,681)	378,859

INCOME TAXES	-	-

NET (LOSS) INCOME	$(693,681)	$378,859

BASIC EARNINGS PER COMMON SHARE:
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(0.04)	$0.02

DILUTED EARNINGS PER COMMON SHARE:
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(0.04)	$0.02

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	18,987,702	18,634,369
Dilutive	18,987,702	20,763,632

The accompanying notes to consolidated financial statements are an integral part of these statements.

F-4

FLEXSHOPPER, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2013 and 2012

	Preferred	Common	Additional	Accumulated
	Stock	Stock	Paid in Capital	Deficit	Total
Balance, January 1, 2012	$671,409	$1,863	$7,465,386	$(5,850,606)	$2,288,052

Provision for compensation expense related to issued stock options	-	-	10,229	-	10,229

Benefit for compensation expense related to expired stock options	-	-	21,078	-	21,078

Net income year ended December 31, 2012	-	-	-	378,859	378,859
Balance, December 31, 2012	671,409	1,863	7,496,693	(5,471,747)	2,698,218

Provision for compensation expense related to issued stock options	-	-	49,805	-	49,805

Provision for compensation expense related to issued warrants	-	-	1,916	-	1,916

Sale of common stock	-	2,500	997,500	-	1,000,000

Net loss year ended December 31, 2013	-	-	-	(693,681)	(693,681)
Balance, December 31, 2013	$671,409	$4,363	$8,545,914	$(6,165,428)	$3,056,258

The accompanying notes to consolidated financial statements are an integral part of these statements.

F-5

FLEXSHOPPER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES:	2013	2012
Net (loss) income	$(693,681)	$378,859
Adjustments to reconcile net (loss) income to net cash
provided by (used in) operating activities:
Depreciation and amortization	38,326	19,804
Compensation expense related to issuance of stock options and warrants	51,721	31,307
Allowance for uncollectible accounts	-	62,949
Decrease (increase) in retained interest in purchased
accounts receivable	2,053,125	(751,256)
Increase in due from client	(256,313)	-
Decrease (increase) in earned but uncollected	30,325	(11,735)
Decrease (increase) in prepaid expenses and other	48,094	(30,074)
Increase in lease merchandise	(8,004)	-
Increase in security deposits	(3,462)	(537)
(Decrease) increase in accounts payable	(39,458)	41,396
(Decrease) increase in accrued payroll and related taxes	(1,197)	8,420
Decrease in collected but not earned	(16,314)	(8,297)
Increase (decrease) in accrued expenses	(3,840)	29,643
Net cash provided by (used in) operating activities	1,199,322	(229,521)

CASH FLOWS FROM INVESTING ACTIVITIES:
Patent costs	(30,760)	-
Purchases of property and equipment	(82,148)	(17,031)
Net cash used in investing activities	(112,908)	(17,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments to) proceeds from financial institution, net	(1,736,821)	550,420
Proceeds from capital contributions	1,000,000	-
Net cash (used in) provided by financing activities	(736,821)	550,420

INCREASE IN CASH	349,593	303,868

CASH, beginning of period	610,439	306,571

CASH, end of period	$960,032	$610,439

The accompanying notes to consolidated financial statements are an integral part of these statements.

F-6

Notes To Consolidated Financial Statements

December 31, 2013 and 2012

1. BACKGROUND AND DESCRIPTION OF BUSINESS:

The consolidated financial statements include the accounts of FlexShopper, Inc. (formerly Anchor Funding Services, Inc. the "Company") and its wholly owned subsidiaries, Anchor Funding Services, LLC ("Anchor") and FlexShopper, LLC ("FlexShopper").

FlexShopper, Inc. is a Delaware holding corporation. FlexShopper, Inc. has no operations; substantially all operations of the Company are the responsibility of Anchor.

Anchor is a North Carolina limited liability company. Today, the Company operates in two industry segments designated as Anchor and FlexShopper. Anchor purchases company’s accounts receivable, which provide businesses with critical working capital so they can meet their operational costs and obligations while waiting to receive payment from their customers. Anchor also provides back office services to businesses located throughout the United States of America. The Company is actively pursuing the sale of this business. FlexShopper provides certain types of durable goods to consumers on a lease-to-own basis and  also provides lease-to-own terms to consumers of third party retailers and e-tailers.

FlexShopper is a North Carolina limited liability company. FlexShopper is developing a business that will directly provide certain categories of durable goods to consumers on a lease-to-own basis and currently provides lease-to-own terms to consumers of third party retailers. FlexShopper began generating revenues in December 2013; the amount of these revenues is immaterial to the financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation - The accompanying consolidated financial statements include FlexShopper, Inc. (formerly Anchor Funding Services, Inc. the "Company") and its wholly owned subsidiaries, Anchor Funding Services, LLC ("Anchor") and FlexShopper, LLC ("FlexShopper").

Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition – Anchor charges fees to its customers in one of two ways as follows:

1)
Fixed Transaction Fee. Fixed transaction fees are a fixed percentage of the purchased invoice and purchase order advance.  This percentage does not change from the date the purchased invoice is funded until the date the purchased invoice is collected.

2)
Variable Transaction Fee.  Variable transaction fees are variable based on the length of time the purchased invoice and purchase order advance is outstanding.   As specified in its contract with the client, Anchor charges variable increasing percentages of the purchased invoice or purchase order advance as time elapses from the purchase date to the collection date.

For both Fixed and Variable Transaction fees, Anchor recognizes revenue by using one of two methods depending on the type of customer.  For new customers Anchor recognizes revenue using the cost recovery method.  For established customers Anchor recognizes revenue using the accrual method.

Under the cost recovery method, all revenue is recognized upon collection of the entire amount of purchased accounts receivable.

Anchor considers new customers to be accounts whose initial funding has been within the last three months or less.  Management believes it needs three months of history to reasonably estimate a customer’s collection period and accrued revenues.  If three months of history has a limited number of transactions, the cost recovery method will continue to be used until a reasonable revenue estimate can be made based on additional history.  Once Anchor obtains sufficient historical experience, it will begin using the accrual method to recognize revenue.

F-7

For established customers Anchor uses the accrual method of accounting.  Anchor applies this method by multiplying the historical yield, for each customer, times the amount advanced on each purchased invoice outstanding for that customer, times the portion of a year that the advance is outstanding.  The customers’ historical yield is based on the Anchor last six months of experience with the customer along with the Company’s experience in the customer’s industry, if applicable.

The amounts recorded as revenue under the accrual method described above are estimates.  As purchased invoices and purchase order advances are collected, Anchor records the appropriate adjustments to record the actual revenue earned on each purchased invoice and purchase order advance. Adjustments from the estimated revenue to the actual revenue have not been material.

Revenue Recognition FlexShopper – Lease revenues  are recognized  in the month they are due on the accrual  basis of accounting. For  internal  management reporting purposes, lease revenues from sales and lease ownership agreements are recognized as revenue in the month the cash is collected. On a monthly basis, we record an accrual for lease revenues due but not yet received, net of allowances, and a deferral of revenue for lease payments received prior to the month due. Our revenue recognition accounting policy matches the lease revenue  with the corresponding costs, mainly depreciation, associated with the leased merchandise.

Retained Interest in Purchased Accounts Receivable – Retained interest in purchased accounts receivable represents the gross amount of invoices purchased and advances on purchase orders from clients less amounts maintained in a reserve account.  For factoring transactions, Anchor purchases a customer’s accounts receivable and advances them a percentage of the invoice total.  The difference between the purchase price and amount advanced is maintained in a reserve account.  The reserve account is used to offset any potential losses Anchor may have related to the purchased accounts receivable.  For purchase order transactions the company advances and pays for 100% of the product’s cost.

Anchor’s factoring and security agreements with their customers include various recourse provisions requiring the customers to repurchase accounts receivable if certain conditions, as defined in the factoring and security agreement, are met.

Senior management reviews the status of uncollected purchased accounts receivable and purchase order advances monthly to determine if any are uncollectible.  Anchor has a security interest in the accounts receivable and inventory purchased and, on a case-by-case basis, may have additional collateral.  Anchor files security interests in the property securing their advances.  Access to this collateral is dependent upon the laws and regulations in each state where the security interest is filed.  Additionally, Anchor has varying types of personal guarantees from their customers relating to the purchased accounts receivable and purchase order advances.

Management considered approximately $3,000 of their December 31, 2013 and $80,500 of their December 31, 2012 retained interest in purchased accounts receivable to be uncollectible.

Management believes the fair value of the retained interest in purchased accounts receivable approximates its recorded value because of the relatively short-term nature of the purchased receivable and the fact that the majority of these invoices have been subsequently collected.

Intangible Assets - Intangible assets, primarily patent costs, are stated at cost less any accumulated amortization and any provision for impairment. Patent costs are amortized by using the straight line method over the shorter of their legal (20 years) or useful lives from the time they are first available for use.

Advertising Costs – The Company charges advertising costs to expense as incurred.  Total advertising costs were approximately $282,000 and $267,000 for the years ended December 31, 2013 and 2012, respectively.

Earnings per Share (“EPS”) – Basic net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period.  Dilutive earnings per share include the potential impact of dilutive securities, such as convertible preferred stock, stock options and stock warrants.  The dilutive effect of stock options and warrants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price.

F-8

Under the treasury stock method, options and warrants will have a dilutive effect when the average price of common stock during the period exceeds the exercise price of options or warrants.

	2013			2012
		(Denominator)			(Denominator)
		Weighted-	Per		Weighted-	Per
	(Numerator)	Average	Share	(Numerator)	Average	Share
	Net Loss	Shares	Amount	Net Income	Shares	Amount

Year Ended December 31,
Basic EPS	$(693,681)	18,987,702	$(0.04)	$378,859	18,634,369	$0.02
Effect of Dilutive Securities – Options and
Convertible Preferred Stock	-	-	-	-	2,129,263	-
Diluted EPS	$(693,681)	18,987,702	$(0.04)	$378,859	20,763,632	$0.02

Stock Based Compensation - The fair value of transactions in which the Company exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed.

Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black-Scholes-Merton (BSM) pricing model to determine the fair value of all stock option awards.

See Note 9 for the impact on the operating results for the years ended December 31, 2013 and 2012.

Fair Value of Financial Instruments – The carrying value of cash equivalents, retained interest in purchased accounts receivable, due to financial institution, accounts payable and accrued liabilities approximates their fair value.

Cash and Cash Equivalents – Cash and cash equivalents consist primarily of highly liquid cash investment funds with original maturities of three months or less when acquired.

Income Taxes – Effective January 31, 2007, the Company became a “C” corporation for income tax purposes.  In a “C” corporation income taxes are provided for the tax effects of transactions reported in the consolidated financial statements plus deferred income taxes related to the differences between financial statement and taxable income.

The primary differences between financial statement and taxable income for the Company are as follows:

• Expenses related to the issuance of equity instruments
• Use of the reserve method of accounting for bad debts
• Net operating loss carryforwards.

The deferred tax asset represents the future tax return consequences of utilizing these items.   Deferred tax assets are reduced by a valuation reserve, when management is uncertain if the net deferred tax assets will ever be realized.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. The Company applied this guidance to all its tax positions, including tax positions taken and those expected to be taken, under the transition provision of the interpretation. For the years ended December 31, 2013 and 2012, the Company concluded that it had no material uncertain tax positions.

The Company classifies interest accrued on unrecognized tax benefits with interest expense.  Penalties accrued on unrecognized tax benefits are classified with operating expenses.

F-9

Recent Accounting Pronouncements

The FASB amended the Comprehensive Income topic of the ASC in February 2013 with ASU No. 2013-02. The amendment addresses reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendment does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendment does require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendment was effective for the Company on a prospective basis for fiscal year 2013. This amendment did not have a material effect on the Company’s financial statements.

In February 2013, the FASB Issued ASU No. 2013-04, "Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date". ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for obligations within the scope of this ASU, which is effective January l, 2014. Upon adoption, we do not expect this ASU to impact our financial statements.

In July 2013, the FASB issued ASU 2013-11 , "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a  Similar Tax  Loss, or  a Tax Credit Carryforward Exists, "  which among other  things,  require an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial  statements as a reduction  to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as denoted within the ASU. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are currently evaluating the impact on our financial statements with respect to ASU 2013-11.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact in the Company’s financial position, results of operations or cash flows.

3. RETAINED INTEREST IN PURCHASED ACCOUNTS RECEIVABLE:

Retained interest in purchased accounts receivable consists of the following:

	December 31, 2013	December 31, 2012
Purchased invoices	$6,085,940	$8,921,203
Purchase order advances	365,394	21,156
Reserve account	(1,481,996)	(1,842,447)
Allowance for uncollectible invoices	(3,000)	(80,449)
	$4,966,338	$7,019,463

Retained interest in purchased accounts receivable consists, excluding the allowance for uncollectible invoices, of United States companies in the following industries:

	December 31, 2013	December 31, 2012
Staffing	$192,806	$185,557
Transportation	1,592,900	1,773,290
Service	3,063,021	4,528,668
Manufacturing	120,611	612,397
	$4,969,338	$7,099,912

F-10

Adjustments to the allowance for uncollectible invoices were as follows:

	For the years ending December 31,
	2013	2012
Balance - beginning of year	$80,449	$17,500
Provision for credit losses	12,200	62,949
Write-offs	(89,649)	-
Balance - end of year	$3,000	$80,449

Total purchased invoices and purchase order advances were as follows:

	For the years ending December 31,
	2013	2012
Purchased invoices	$83,653,644	$95,875,787
Purchase order advances	843,193	435,928
	$84,496,837	$96,311,715

4. DUE FROM CLIENT

As of December 31, 2013, Anchor was owed approximately $250,000 from a Food Service Company from whom Anchor had purchased invoices. In July 2013, Anchor determined that the Food Service Company had misdirected certain payments due to Anchor, and Anchor ceased funding this client. On August 8, 2013, the Food Service Company filed Chapter 11 Bankruptcy. At the time of the bankruptcy filing, Anchor's total funding employed to the Food Service Company was approximately $1,453,500. Under a Court Order approved settlement with the Food Service Company, Anchor collected approximately $1,153,500 of the Food Service Company’s accounts receivable. By Court Order, the final balance of $300,000 is to be paid to Anchor in twelve monthly installments of $25,000 beginning November 8, 2013.

5.  PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

	Estimated
	Useful Lives	December 31, 2013	December 31, 2012
Furniture and fixtures	2-5 years	$64,945	$46,818
Computers and software	3-7 years	251,525	187,505
		316,470	234,323
Less: accumulated depreciation		(258,391)	(220,066)
		$58,079	$14,257

Depreciation expense was $38,326 and $19,804 for the years ended December 31, 2013 and 2012, respectively.

6.  DUE TO FINANCIAL INSTITUTION:

On November 8, 2011, Anchor entered into a Rediscount Credit Facility with a Commercial Bank that was effective November 30, 2011 and replaced its prior credit facility. The maximum amount that can be borrowed under the facility is $10 million and the Bank will advance up to 80% of Anchor's advances to its clients. Anchor pays interest on advances monthly at the 90 Day Libor Rate plus 6.25% and various other monthly fees as defined in the agreement. The agreement requires that Anchor maintain at all times a ratio of debt to tangible net worth of not higher than four to one (4:1).  As of December 31, 2013, the Company was in compliance. The agreement contains customary representations and warranties, events of default and limitations, among other provisions. The agreement is collateralized by a first lien on all Anchors' assets. The agreement’s next anniversary date is November 30, 2014 and automatically renews each year for an additional year provided that the Company has not provided 60 days’ notice to the Bank in advance of the anniversary date. The facility was renewed through November 30, 2014. This facility contains certain standard covenants, representations and warranties for loans of this type.  In the event that we fail to comply with the covenant(s) and the lender does not waive such non-compliance, we could be in default of our credit facility, which could subject us to penalty rates of interest and accelerate the maturity of the outstanding balances in addition to other legal remedies, including foreclosure on collateral. The Company’s President and CEO have provided validity guarantees to the Bank. Anchor owed this financial institution $3,240,942 and $4,977,763 as of December 31, 2013 and 2012, respectively.

F-11

7. CAPITAL STRUCTURE:

The Company’s capital structure consists of preferred and common stock as described below:

Preferred Stock – The Company is authorized to issue 10,000,000 shares of $.001 par value preferred stock.  The Company’s Board of Directors determines the rights and preferences of its preferred stock.

On January 31, 2007, the Company filed a Certificate of Designation with the Secretary of State of Delaware.  Effective with this filing, 2,000,000 preferred shares became Series 1 Convertible Preferred Stock.  Series 1 Convertible Preferred Stock will rank senior to Common Stock.

Series 1 Convertible Preferred Stock is convertible into 5.1 shares of the Company’s Common Stock.  The holder of the Series 1 Convertible Preferred Stock has the option to convert the shares to Common Stock at any time.  Upon conversion all accumulated and unpaid dividends will be paid as additional shares of Common Stock.

The dividend rate on Series 1 Convertible Preferred Stock is 8%.  Dividends are paid annually on December 31st in the form of additional Series 1 Convertible Preferred Stock unless the Board of Directors approves a cash dividend.  Dividends on Series 1 Convertible Preferred Stock shall cease to accrue on the earlier of December 31, 2009, or on the date they are converted to Common Shares.  Thereafter, the holders of Series 1 Convertible Preferred Stock have the same dividend rights as holders of Common Stock, as if the Series 1 Convertible Preferred Stock had been converted to Common Stock.

Common Stock – The Company is authorized to issue 65,000,000 shares of $.0001 par value Common Stock.  Each share of Common Stock entitles the holder to one vote at all stockholder meetings.  Dividends on Common Stock will be determined annually by the Company’s Board of Directors.

During the last quarter of 2013, the Company raised $1,000,000 from the sale of its restricted Common Stock at $.40 per share. An aggregate of 2,500,000 shares of Common Stock were sold under Rule 506 and/or Section 4(2) of the Securities Act of 1933 as amended.  The Company also issued 14,493 shares to consultants for services rendered.

The changes in Series 1 Convertible Preferred Stock and Common Stock shares for the years ended December 31, 2013 and 2012 is summarized as follows:

	Series 1 Convertible	Common
	Preferred Stock	Stock
Balance, January 1, 2012	376,387	18,634,369
Preferred Stock Conversions	-	-
Common Stock Issuances	-	-
Balance, December 31, 2012	376,387	18,634,369

Preferred Stock Conversions	-	-
Common Stock Issuances	-	2,514,493
Balance, December 31, 2013	376,387	21,148,862

8. RELATED PARTY TRANSACTIONS:

Promissory notes payable

On March 19, 2014, FlexShopper entered into two Promissory Notes totaling $1,000,000, one with Morry Rubin and the other with a major shareholder and Director of the company. Each demand Promissory Note is for $500,000 and earns interest (payable monthly) at 10% per annum. The Promissory Notes are to assist FlexShopper in purchasing merchandise for lease to support FlexShopper’s growth.

F-12

On June 5, 2012, upon approval of the Board, Anchor entered into two Promissory Notes totaling $400,000, one with Morry Rubin and the other with a major shareholder of the company. Each Promissory Note was for $200,000, had a 90 day term, and earned interest (payable monthly) at 15% per annum. The Promissory Notes were to assist Anchor in providing factoring and purchase order funding facilities to some of its clients. The Promissory Notes were subordinate to and supplemented Anchor's $10 Million Rediscount Credit Facility with a Commercial Bank. Both promissory notes were paid on September 5, 2012. Anchor paid $15,123 of interest on these notes for year ended December 31, 2012.

Options granted to officers and directors.

On March 20, 2012, M. Rubin and B. Bernstein were each granted 10 year options to purchase 250,000 shares of common stock each for a total of 500,000 shares, with the options vesting over a period of 10 years. Due to the anti-dilution provisions of our Series 1 Convertible Preferred Stock, this grant caused an adjustment of our preferred stock into common stock. Each share of Series 1 Preferred Stock is now convertible into 5.1 shares of the Company’s Common Stock. The holders of the Series 1 Convertible Preferred Stock have the option to convert the shares to Common Stock at any time. See Note 7.

In June 2012, Paul Healy was granted 10-year non-statutory stock options to purchase 180,000 shares of Anchor’s common stock exercisable at $.25 per share. The options vest one-third immediately and one-third on each of the successive anniversary dates from Mr. Healy joining the board until fully vested.

In June 2013, the Company granted the Chief Information Officer of F1exShopper, which is a non-executive officer position, 10-year Incentive Stock Options to purchase 100,000 shares of Anchor's Common Stock, exercisable at $.35 per share. The options vest one-third immediately, and one-third on each of the successive anniversary dates from the date the FlexShopper Chief Information Officer commenced work.

9. EMPLOYMENT AND STOCK OPTION AGREEMENTS:

On January 31, 2007, the Board adopted our 2007 Omnibus Equity Compensation Plan (the “Plan”), with 2,100,000 common shares authorized for issuance under the Plan.  In October 2009 the Company's stockholders approved an increase in the number of shares covered by the Plan to 4,200,000 shares.

The general purpose of the plan is to provide an incentive to the Company’s employees, directors and consultants by enabling them to share in the future growth of the business.

At closing of the exchange transaction described above, M. Rubin and Brad Bernstein (“B. Bernstein”), the President of the Company, entered into employment contracts and stock option agreements.  Additionally, at closing two non-employee directors entered into stock option agreements.

The following summarizes M. Rubin’s employment agreement and stock options:

•	The employment agreement with M. Rubin currently retains his services as Co-chairman and Chief Executive Officer through January 31, 2015.

F-13

•
On August 8, 2013, the board agreed to modify M. Rubin’s employment agreement and approved an annual salary of $125,000. Previously M. Rubin received an annual salary of $1.00. M. Rubin is eligible to receive periodic review of his base salary and annual bonuses as determined by the Company’s compensation committee.  M. Rubin shall be entitled to a monthly automobile allowance of $1,500.

•	10-year options to purchase 650,000 shares exercisable at $1.25 per share, pursuant to the Plan. All of the aforementioned options are fully vested.

The following summarizes B. Bernstein’s employment agreement and stock options:

•	The employment agreement with B. Bernstein currently retains his services as President through January 31, 2015.

•
An annual salary of $240,000.  The Board may periodically review B. Bernstein’s base salary and may determine to increase (but not decrease) the base salary in accordance with such policies as the Company may hereafter adopt from time to time.

•
The Board approved an annual bonus program for Mr. Bernstein commencing with the 2012 fiscal year and ending with the 2013 fiscal year. The annual bonus is equal to 5% of annual net income provided net income is equal to or greater than $200,000. The bonus is calculated on the Company’s audited GAAP financial statements.  B. Bernstein shall be entitled to a monthly automobile allowance of $1,000.

•	10-year options to purchase 950,000 shares exercisable at $1.25 per share, pursuant to the Plan. All of the aforementioned options are fully vested.

The following table summarizes information about stock options as of December 31, 2013:

Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Exercisable

$1.25	1,605,000	4 years	1,605,000
$1.00	45,000	6 years	33,750
$0.62	500,000	6 years	500, 000
$0.17	500,000	9 years	500,000
$0.25	180,000	10 years	120,000
$0.35	100,000	10 years	33,333
$0.30	60,000	10 years	20,000
$0.45	25,000	10 years	8,333
	3,015,000		2,820,416

The Company measured the fair value of each option award on the date of grant using the Black Scholes option pricing model (BSM) with the following assumptions:

Exercise price	$.17 to $1.25
Term	10 years
Volatility	0.38 to 2.50
Dividends	0%
Discount rate	0.02% to 4.75%

The fair value amounts recorded for these options in the statement of operations was $49,805 and $10,229 for the years ended December 31, 2013 and 2012, respectively.

Stock option activity and weighted average exercise price is summarized as follows:

	2013		2012		2011
	Options	Price	Options	Price	Options	Price
Outstanding at beginning of year	2,830,000	0.88	2,430,000	1.12	2,440,000	1.10
Granted	195,000	0.35	680,000	0.19	-	-
Cancelled	(10,000)	0.45	(280,000)	1.25	(10,000)	1.00
Exercised	-	-	-	-	-	-
Outstanding at end of year	3,015,000	0.85	2,830,000	0.88	2,430,000	1.12

Exercisable at end of year	2,820,416	0.88	2,198,750	1.08	2,401,250	1.12

F-14

10. WARRANTS:

In March, 2007, the Company’s placement agent was issued warrants to purchase 1,342,500 shares of the Company’s common stock. These warrants were due to expire on January 31, 2013, but were extended on the condition that each warrant holder accept a new exercise price of $1.35 per share. Currently, these warrants are scheduled to expire on January 31, 2018 and are currently exercisable at the original price of $1.10 per share.  The following information was input into BSM to compute a per warrant price of $.023:

Exercise price	$1.10
Term	7 years
Volatility	40%
Dividends	0%
Discount rate	.05%

For the year ended December 31, 2013, the Company recorded compensation expense of $1,916 related to the issuance of these warrants.

On December 7, 2009, the Company received gross proceeds of $500,002 from the sale of 500,002 shares of common stock and ten year warrants to purchase 2,000,004 shares of common stock exercisable at $1.00 per share. BSM was used to compute the fair value of the warrants.

The following table summarizes information about stock warrants as of December 31, 2013:

		Weighted Average
Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Exercisable

$1.10	1,342,500	1 Month	1,342,500
$1.00	2,000,004	7 years	2,000,004

11. CONCENTRATIONS:

Revenues – The Company recorded revenues from United States companies in the following industries as follows:

Industry	For the year ending December 31,
	2013	2012
Staffing	$80,780	$69,773
Transportation	627,095	782,058
Service	1,365,379	1,426,583
Other	20,357	105,483
Manufacturing	173,844	-
Apparel	96,673	142,729
	$2,364,128	$2,526,626

Major Customers – The Company did not have any major customers for the years ending December 31, 2013 and 2012 that represented 10% or more of its revenues.

Client Accounts - As of December 31, 2013, Anchor has five clients that account for an aggregate of approximately 36.1% of its accounts receivable portfolio and approximately 16.3% of its revenues for the year ended December 31, 2013.  The transactions and balances with these clients as of and for the year ended December 31, 2013 are summarized below:

F-15

	Percentage of Accounts Receivable	Percentage of Revenues for
	Portfolio	the Twelve Months
	As of	Ended
Entity	December 31, 2013	December 31, 2013
Trucking company in MI	8.7%	4.3%
Cable trenching utility in FL	6.4%	3.4%
Importer in MI	8.4%	3.0%
Aerospace servicer in NM	6.2%	3.7%
Trucking Company in VA	6.4%	1.9%
	36.1%	16.3%

Cash – The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation (FDIC) provides coverage up to $250,000 per depositor at FDIC-insured depository institutions.  At December 31, 2013, the Company had approximately $546,000 on deposit in excess of the insured limits.

12. SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
Cash paid for interest was as follows:

	For the year ending December 31,
	2013	2012
To a financial institution	$369,487	$446,922
To a related party	-	15,123
Total	$369,487	$462,045

 Non-cash financing and investing activities consisted of the following:

For the year ending 2013 –
None

For the year ending 2012 –
None

13. INCOME TAXES:

For the year ended December 31, 2013, the Company had losses from continuing operations, therefore no current taxes were incurred.   For the year ended December 31, 2012, the Company was able to offset its taxable income through the utilization of  net operating loss carryforwards, therefore no current taxes were incurred.

The following table reconciles the total provision for income taxes from continuing operations recorded in the consolidated statement of operations with the amounts computed at the statutory federal tax rate of 34%:

	2013	2012

Federal tax expense at statutory rate	$(235,000)	$146,000
State tax expense	(10,000)	15,000
Permanent items	5,000	−
Change in valuation allowance	(240,000)	(161,000)
Income taxes	$-	$-

Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities resulted in deferred taxes.  Deferred tax assets at December 31, 2013 and 2012 were as follows; certain prior year numbers have been reclassified to conform to current year presentation.

F-16

	2013	2012

Equity based compensation	$102,000	$91,000
Allowance for doubtful accounts	1,000	31,000
Net operating loss carry-forwards	1,660,000	1,385,000

Gross deferred tax assets	1,763,000	1,507,000
Fixed assets and intangible basis difference	(19,000)	(3,000)
	1,744,000	1,504,000
Valuation allowance	(1,744,000)	(1,504,000)
Income taxes	$-	$-

Primarily due to a taxable loss in 2013 the Company’s gross deferred tax asset increased to $1,763,000. All available evidence, both positive and negative, was considered to determine whether any impairment of this asset should be recognized.  Based on consideration of the available evidence including historical losses which must be treated as substantial negative evidence and the potential of future taxable income, a $1,744,000 valuation allowance has been recognized to adjust deferred tax assets and liabilities to the amount of net operating losses that are expected to be realized.  If realized, the tax benefit for this item will reduce current tax expense for that period as it did for the year ended December 31, 2012.

The Company has the following net operating loss carryforwards available to offset future taxable income:

	Amount	Expiration

Federal	$4,313,000	2022 - 2025

State	$1,669,000	2022 - 2025

The Company files tax returns in the U.S. federal jurisdiction and various states. At December 31, 2013, federal tax returns remained open for Internal Revenue Service review for tax years after 2010, while state tax returns remain open for review by state taxing authorities for tax years after 2009.  There were no federal or state income tax audits being conducted as of December 31, 2013.

14. SEGMENT INFORMATION:

The Company’s reportable segments consist of Anchor and FlexShopper. Anchor purchases company’s accounts receivable, which provide businesses with critical working capital so they can meet their operational costs and obligations while waiting to receive payment from their customers. FlexShopper provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers.

Information for the Company’s segments is as follows:

	Year Ended December 31,
	2013	2012
Assets:
FlexShopper	$718,896	$	−
Anchor	5,761,499		7,919,985
Total	$6,480,395		$7,919,985

Revenues:
FlexShopper	$119	$	−
Anchor	2,364,009		2,526,626
Total	$2,364,128		$2,526,626

Net (loss) income:
FlexShopper	$(655,474)	$	−
Anchor	(38,207)		378,859
Total	$(693,681)		$378,859

F-17

15. COMMITMENTS AND CONTINGENCIES:

Lease Commitments

The Company has lease agreements for office space in Charlotte, NC, and Boca Raton, FL. All lease agreements are with unrelated parties.

The Company has two Charlotte leases for adjoining space that expire May 31, 2014.  The monthly rent for the combined space is approximately $2,340.

Beginning November 1, 2009, the company entered  into  a 24 month  lease  for office  space  in Boca  Raton, FL, and  on November 1, 2012  renewed  for another  two years. This lease expired on September 30, 2013 and was not renewed.  The monthly rent was approximately $1,413.

On August 1, 2013, FlexShopper entered into a 39 month lease for additional office space in Boca Raton, FL to accommodate the FlexShopper business and its additional employees. The monthly rent was approximately $6,800. This lease agreement was amended in January 2014 to reflect a 63 month term for a larger suite in an adjoining building. Upon commencement the monthly base rent including operating expenses for the first year will be approximately $15,800 with annual three percent increases throughout the lease term.

Anchor had a lease for office space in Medley, FL, which was to expire on May 12, 2014. Anchor terminated this lease in 2013 and forfeited its security deposit.

The rental expense for the years ended December 31, 2013 and 2012 was approximately $58,921 and $46,571, respectively.  The future minimum lease payments are approximately as follows:

2014	$86,900
2015	117,600
2016	122,000
2017	126,000
2018	129,600
Thereafter	77,200
$659,300

Contingencies

We are not a party to any pending material legal proceedings except as described below. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

On October 22, 2010, Anchor filed a complaint in the Superior Court of Stamford/Norwalk, Connecticut against the Administrators of the Estate of David Harvey (“Harvey”) to recoup a credit loss incurred by the Company’s former subsidiary, Brookridge Funding Services, LLC.  Harvey was the owner of a Company that caused the credit loss and the Company is pursuing its rights under the personal guarantee that Harvey provided.  The Complaint is demanding principal of approximately $485,000 plus interest and damages.

16. SUBSEQUENT EVENTS

 On April 30, 2014, Anchor entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor sold to the Bank substantially all of its assets (the “Anchor Assets”), consisting primarily of its factoring portfolio (the “Portfolio Accounts”). The purchase price for the Anchor Assets equalled (1) 110% of the total funds outstanding associated with the Portfolio Accounts plus (2) an amount equal to 50% of the factoring fee and interest income earned by the Portfolio Accounts during the 12 month period following acquisition (“Earnout Payments”).  The sale of the Anchor Assets took place in a series of closings through May 15, 2014.  In connection with each closing, Anchor used the proceeds thereof to pay to Bank all amounts due for factor advances associated with the Portfolio Accounts acquired pursuant to such closing under Anchor’s Rediscount Facility Agreement with the Bank entered into as of November 30, 2011 (the “Rediscount Facility Agreement”).  In accordance with the Purchase Agreement, following the final closing thereunder all obligations of Anchor under the Rediscount Facility Agreement (and the associated Validity Warranty) are paid and satisfied in full and such agreement has been terminated and has no further force and effect.

On March 19, 2014 upon approval of the Board, FlexShopper entered into two Promissory Notes totaling $1,000,000, one with Morry Rubin and the other with a major shareholder and Director of the company. Each demand Promissory Note is for $500,000 and earns interest (payable monthly) at 10% per annum. The Promissory Notes are to assist FlexShopper in purchasing merchandise for lease to support FlexShopper’s growth.

F-18

S-1

FLEXSHOPPER, INC

CONSOLIDATED BALANCE SHEETS

ASSETS

(Unaudited)

	September 30,	December 31,
	2014	2013
CURRENT ASSETS:	(Unaudited)
Cash	$4,499,914	$960,032
Accounts receivable, net of allowance for doubtful accounts of $593,180 in 2014	25,641	119
Prepaid expenses	156,929	50,188
Lease merchandise, net	2,572,850	8,004
Assets of discontinued operations	30,448	5,363,728
Total current assets	7,285,782	6,382,071

PROPERTY AND EQUIPMENT, net	164,828	58,079

OTHER ASSETS:
Intangible assets – patent costs	30,760	30,760
Security deposits	57,253	9,485
	88,013	40,245

	$7,538,623	$6,480,395
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$164,938	$20,349
Accrued payroll and related taxes	169,194	68,140
Accrued expenses	127,481	3,693
Liabilities of discontinued operations	140,508	3,331,955
Total current liabilities	602,121	3,424,137

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY PREFERRED STOCK, net of issuance costs of
$1,209,383	610,459	671,409
COMMON STOCK	3,477	2,115
ADDITIONAL PAID IN CAPITAL	15,335,324	8,548,162
ACCUMULATED DEFICIT	(9,012,758)	(6,165,428)
	6,936,502	3,056,258

	$7,538,623	$6,480,395

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

S-2

FLEXSHOPPER, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) For the three months ended September 30,		(Unaudited) For the nine months ended September 30,
	2014	2013	2014	2013
REVENUE:
LEASE REVENUE AND FEES	$1,346,552	$-	$2,015,628	$-
LEASE MERCHANDISE SOLD	266,988		391,162
	1,613,540		2,406,790

COST OF REVENUE:
COST OF LEASE REVENUE AND FEES	874,863	-	1,319,709	-
COST OF LEASE MERCHANDISE SOLD	222,120		332,670
	1,096,983	-	1,652,379	-

GROSS PROFIT	516,557	-	754,411	-

GENERAL AND ADMINISTRATIVE EXPENSES	1,881,180	-	4,564,478	-

INCOME TAXES	-	-	-	-

LOSS FROM CONTINUING OPERATIONS	(1,364,623)	-	(3,810,067)	-

INCOME (LOSS) FROM DISCONTINUED OPERATIONS (including income from the sale of discontinued assets of
$445,474 in 2014 ) (See note 3)	137,118	(265,173)	962,737	(227,453)

NET (LOSS)	$(1,227,505)	$(265,173)	$(2,847,330)	$(227,453)

BASIC (LOSS) EARNINGS PER COMMON SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.04)	$-	$(0.15)	$-
INCOME FROM DISCOUNTINUED OPERATIONS	0.00		0.04
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(0.04)	$-	$(0.11)	$-

DILUTED (LOSS) EARNINGS PER COMMON SHARE:
LOSS FROM CONTINUING OPERATIONS	$(0.04)	$-	$(0.15)	$-
INCOME FROM DISCOUNTINUED OPERATIONS	0.00		0.04
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(0.04)	$-	$(0.11)	$-

WEIGHTED AVERAGE SHARES
Basic	32,128,770	18,634,369	25,994,442	18,634,369
Dilutive	32,128,770	18,634,369	25,994,442	18,634,369

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements

S-3

FLEXSHOPPER, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY For the nine months ended September 30, 2014 (unaudited)

					Additional
	Preferred stock		Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2013	376,387	$671,409	21,148,862	$2,115	$8,548,162	$(6,165,428)	$3,056,258
Provision for compensation expense related to issued stock options	-	-	-	-	271,700	-	271,700
Provision for compensation expense related to issued warrants	-	-	-	-	11,200	-	11,200
Exercise of stock options	-	-	33,333	3	11,634	-	11,637
Sale of common stock, net of issuance costs of $39,000	-	-	11,574,731	1,158	5,431,879	-	5,433,037
Conversion of officers loans to common stock	-	-	1,818,182	182	999,818	-	1,000,000
Conversion of preferred shares to common stock	(34,168)	(60,950)	194,758	19	60,931	-	-
Net loss	-	-	-	-	-	(2,847,330)	(2,847,330)
Balance, September 30, 2014	342,219	$610,459	34,769,866	$3,477	$15,335,324	$(9,012,758)	$6,936,502

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements

S-4

FLEXSHOPPER, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the nine months ended September 30,

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:	2014	2013
Net loss	$(2,847,330)	$(227,453)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operation	(962,737)	227,453
Depreciation and amortization	42,124	-
Depreciation of lease merchandise	1,019,709
Impairment of lease merchandise	300,000
Compensation expense related to issuance of stock options	271,700	-
Compensation expense related to issuance of warrants	11,200	-
Provision for uncollectible accounts	593,180	-
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(618,702)	-
(Increase) in prepaid expenses and other	(106,742)	-
(Increase) in lease merchandise	(3,884,555)	-
(Increase) in security deposits	(47,768)	-
Increase in accounts payable	144,589	-
Increase in accrued payroll and related taxes	101,053	-
Increase in accrued expenses	123,788	-
Net cash used in operating activities - continuing operations	(5,860,491)	-
Net cash provided) by operating activities - discontinued operations	6,306,171	2,018,294
Net cash provided by operating activities	445,680	2,018,294

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(148,873)	-
Net cash used in investing activities – continuing operations	(148,873)	-
Net cash used in investing activities- discontinued operations	-	(83,393)
Net cash used in investing activities	(148,873)	(83,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from shareholders	1,000,000	-
Proceeds from exercise of stock options	11,667
Proceeds from sale of common stock	5,472,008	-
Payment of costs related to issuance of common stock	(39,000)	-
Net cash provided by financing operations – continuing operations	6,444,675	-
Net cash used in financing operations - discontinued operations	(3,201,600)	(1,283,879)
Net cash provided by (used in) financing activities	3,243,075	(1,283,879)

INCREASE IN CASH	3,539,882	651,022

CASH, beginning of period	960,032	610,439

CASH, end of period	$4,499,914	$1,261,461

The accompanying notes to the consolidated financial statements are an integral part of these consolidated statements.

S-5

FLEXSHOPPER, INC.

Notes To Consolidated Financial Statements

For the Three and Nine months ended September 30, 2014 and 2013

(Unaudited)

The Consolidated Balance Sheet as of September 30, 2014, the Consolidated Statements of Operations for the three and nine months ended September 30, 2014 and September 30, 2013 and Consolidated Statement of Changes In Stockholders’ Equity for the nine months ended September 30, 2014, and the Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and 2013 have been prepared by us without audit. In the opinion of Management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly in all material respects our financial position as of September 30, 2014, results of operations for the three and nine month periods ended September 30, 2014 and 2013 and cash flows for the nine month periods ended September 30, 2014 and 2013, and are not necessarily indicative of the results to be expected for the full year.

This report should be read in conjunction with our Form 10-K for our fiscal year ended December 31, 2013.

1.  BACKGROUND AND DESCRIPTION OF BUSINESS:

The consolidated financial statements include the accounts of FlexShopper, Inc. (formerly Anchor Funding Services, Inc. the “Company”) and its wholly owned subsidiary, FlexShopper, LLC (“FlexShopper”). FlexShopper, Inc. is a Delaware holding corporation. FlexShopper, Inc. has no operations; substantially all operations of the Company are the responsibility of FlexShopper.

FlexShopper is a North Carolina Limited Liability Company formed in September 2013 that provides certain types of durable goods to consumers on a lease-to-own basis and also provides lease-to-own terms to consumers of third party retailers and e-tailers. The Company has been generating revenues from this new line of business since December 2013. Management believes that the introduction of FlexShopper's lease-to-own (LTO) programs support broad untapped expansion opportunities within the U.S. consumer e-commerce and retail marketplaces. FlexShopper and its online LTO products provide consumers the ability to acquire durable goods, including electronics, computers and furniture on an affordable payment, lease basis. Concurrently, e-tailers and retailers that work with FlexShopper may increase their sales by utilizing FlexShopper's online channels to connect with consumers that want to acquire products on an LTO basis.

During 2013, the Company decided to concentrate its efforts on the operations of FlexShopper and subsequently, the Company entered into an agreement with a financial institution to sell substantially all of the operating assets of its wholly owned subsidiary, Anchor Funding Services, LLC (“Anchor”) which provided accounts receivable funding to business located throughout the United States. The sale was finalized in June 2014 (See Note 3). The consolidated statements of operations for the three and nine months ended September 30, 2014 and the consolidated statements of cash flows for the nine months ended September 30, 2014 and 2013 reflect the historical operations of Anchor as discontinued operations. The 2014 consolidated balance sheet contains amounts attributable to Anchor which are classified as discontinued. Accordingly, we have generally presented the notes to our consolidated financial statements on the basis of continuing operations. In addition, unless stated otherwise, any reference to statement of operations items in these financial statements refers to results from continuing operations.

S-6

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of FlexShopper, Inc. and, its wholly owned subsidiary FlexShopper, LLC. The company’s wholly owned subsidiary, Anchor Funding Services, LLC (“Anchor”) is reflected in the consolidated statements of operations and the consolidated statements of cash flows as discontinued operations for the three and nine months ended September 30, 2014 and 2013.

Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Lease Purchase Transaction -The lease purchase transaction is a flexible alternative for consumers to obtain use and enjoyment of brand name merchandise with no long-term obligation. Key features of the lease purchase transaction in our program include:

Brand name merchandise. We offer the ability to acquire on-line or in participating retailers well-known brands of home electronics, appliances, computers and/or tablets; and furniture.

Convenient payment drafting. We charge our customers’ bank account or debit card primarily on a weekly basis and will accommodate bi-weekly requests. Lease payments together with applicable fees, constitute our primary revenue source.

Flexible options to obtain ownership. Ownership of the merchandise generally transfers to the customer if the customer has completed the payments required in the lease purchase agreement to own the merchandise, generally 52 weeks, or exercises the 90 day same as cash early purchase option. Under this option, if within 90 days of the lease the customer pays the cash price inclusive of a nominal processing fee, ownership transfers to the customer. After 90 days, the customer may also choose an early payment option to acquire ownership which would be less expensive than making 52 weekly payments.

Revenue Recognition - Merchandise is leased to customers pursuant to lease purchase agreements which provide for weekly and bi-weekly lease terms with non-refundable lease payments. Generally the customer has the right to acquire title either through a 90 day same as cash option or through payments of all required lease payments for ownership. Lease revenues are recognized in the month they are due on the accrual basis of accounting. Merchandise sales revenue is recognized when the customer exercises the purchase option and pays the purchase price. Revenue from processing fees earned upon exercise by the customer of the 90 day purchase option is recorded upon recognition of the related merchandise sales, such fees amounted to approximately $15,000 and $22,000 for the three and nine month period ended September 30, 2014, respectively. Revenue for lease payments received prior to their due date is deferred. Our revenue recognition accounting policy matches the lease revenue with the corresponding costs, mainly depreciation associated with the leased merchandise.

S-7

Lease Merchandise – Until all payment obligations are satisfied under the agreement, the Company maintains ownership of the lease merchandise. Lease merchandise consists primarily of residential furniture, consumer electronics, computers, appliances and household accessories and is recorded at cost. The Company depreciates leased merchandise using the straight line method over the applicable agreement period for a consumer to acquire ownership generally twelve months with no salvage value. When indicators of impairment exist the Company records an impairment reserve against the carrying value of the leased merchandise with a corresponding charge to cost of lease revenue. The Company is developing historical charge off information to assess recoverability and estimate of the impairment reserve. The net leased merchandise balances consisted of the following as of September 30, 2014.

Lease merchandise – at cost	$3,892,682
Accumulated depreciation	(1,019,832)
Impairment reserve	(300,000)
Lease merchandise – net	$2,572,850

Intangible Assets - Patent costs, are stated at cost less any accumulated amortization and any provision for impairment. Patent costs are amortized by using the straight line method over the shorter of their legal (20 years) or useful lives from the time they are first available for use.

Cost of Lease Merchandise Sold – Cost of merchandise sold represents the net book value of rental merchandise at the time of sale.

General and Administrative Expenses – General and Administrative expenses include all corporate overhead expenses such as salaries, payroll taxes and benefits, stock based compensation, occupancy, administrative, provision for doubtful accounts, advertising and other expenses.

Advertising Costs – The Company charges advertising costs to expense as incurred. Total advertising costs were approximately $228,100 and $416,300 for the three months and nine months ended September 30, 2014. Prior year advertising costs are included in discontinued operations.

Per Share Data (EPS) – Basic net (loss) income per share is computed by dividing the net (loss) income for the period by the weighted average number of common shares outstanding during the period.  Dilutive earnings per share include the potential impact of dilutive securities, such as convertible preferred stock, stock options and stock warrants.  The dilutive effect of stock options and warrants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price.

Under the treasury stock method, options and warrants will have a dilutive effect when the average price of common stock during the period exceeds the exercise price of options or warrants.  Also when there is a loss from continuing operations, potential common shares are not included in the computation of diluted loss per share, since they have an anti-dilutive effect.

In computing diluted loss per share, no effect has been given to the issuance of common stock upon conversion or exercise of the following securities as their effect is anti-dilutive:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Convertible preferred stock	2,090,954	1,919,573	2,163,623	1,919,573
Options	3,650,121	2,992,692	3,461,284	2,891,783
Warrants	3,342,504	3,342,504	3,342,504	3,342,504
	9,083,579	8,254,769	8,967,411	8,153,860

S-8

Stock Based Compensation - The fair value of transactions in which the Company exchanges its equity instruments for employee services (share-based payment transactions) is recognized as an expense in the financial statements as services are performed.

Compensation expense is determined by reference to the fair value of an award on the date of grant and is amortized on a straight-line basis over the vesting period. We have elected to use the Black-Scholes-Merton (BSM) pricing model to determine the fair value of all stock option awards.

See Note 8 to our financial statements for the impact on the operating results for the three and nine months ended September 30, 2014 and 2013.

Fair Value of Financial Instruments – The carrying value of cash equivalents, accounts payable and accrued liabilities due to their short term nature approximate fair value.

Income Taxes – The Company is a “C” corporation for income tax purposes. In a “C” corporation income taxes are provided for the tax effects of transactions reported in the financial statements plus deferred income taxes related to the differences between financial statement and taxable income.

The primary differences between financial statement and taxable income for the Company are as follows:

•                                      Expense related to the issuance of equity instruments

•                                      Use of the reserve method of accounting for bad debts

•                                      Net operating loss carryforwards.

The deferred tax asset represents the future tax return consequences of utilizing these items. Deferred tax assets are reduced by a valuation reserve, when management cannot conclude that it is more likely than not that if the net deferred tax assets will ever be realized.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. The Company applied this guidance to all its tax positions, including tax positions taken and those expected to be taken. For the nine months ended September 30, 2014 and 2013, the Company concluded that it had no material uncertain tax positions.

The Company classifies interest accrued on unrecognized tax benefits with interest expense. Penalties accrued on unrecognized tax benefits are classified with operating expenses.

Recent Accounting Pronouncements –

The FASB amended the Comprehensive Income topic of the ASC in February 2013 with ASU No. 2013-02. The amendment addresses reporting of amounts reclassified out of accumulated other comprehensive income. Specifically, the amendment does not change the current requirements for reporting net income or other comprehensive income in the financial statements. However, the amendment does require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, in certain circumstances an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The guidance became effective for the Company in the first quarter of fiscal year 2014. This amendment did not have any effect on the Company’s financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”. ASU No. 2014-08 changes the definition of a discontinued operation to include only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity's operations and financial results. ASU No. 2014-08 is effective prospectively for fiscal years beginning after December 15, 2014 with early adoption permitted. The Company has early adopted this update in the second quarter of 2014.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This new standard provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the provisions of this new standard on its financial position and results of operations.

In June 2014, FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. ASU 2014-12 is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. The Company is evaluating the potential impacts of the new standard on its existing stock-based compensation plans.

S-9

In August 2014, the FASB issued ASU 2014-15 “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. The term probable is used consistently with its use in Topic 450, Contingencies. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.

3. DISCONTINUED OPERATIONS:

During 2013, the Company decided to concentrate its efforts on the operations of FlexShopper and subsequently on April 30, 2014, Anchor entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with a Bank, pursuant to which Anchor sold to the Bank substantially all of its assets (the “Anchor Assets”), consisting primarily of its factoring portfolio (the “Portfolio Accounts”). The purchase price for the Anchor Assets was equal to (1) 110% of the total funds outstanding associated with the Portfolio Accounts plus (2) an amount equal to 50% of the factoring fee and interest income earned by the Portfolio Accounts during the 12 month period following acquisition (“Earnout Payments”). The Earnout Payments totaled $183,443 for the three and nine months ended September 30, 2014. The sale of the Anchor Assets was made in a series of closings through June 16, 2014. In connection with each closing, Anchor used the proceeds thereof to pay the Bank all amounts due for factor advances associated with the Portfolio Accounts acquired pursuant to such closing under Anchor’s Rediscount Facility Agreement with the Bank dated November 30, 2011 (the “Rediscount Facility Agreement”). In accordance with the Purchase Agreement, following the final closing thereunder all obligations of Anchor under the Rediscount Facility Agreement (and the associated Validity Warranty) were paid and satisfied in full and the agreement was terminated to have no further force and effect. Anchor recorded a gain of $445,474 on the sale of these assets for the nine months ended September 30, 2014 which is included in income from discontinued operations. Such gain excludes the contingent Earnout Payments which are being recorded as income when earned.

The assets and liabilities of the discontinued operations are presented separately under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations” in the accompanying Balance Sheets at September 30, 2014 and December 31, 2013 and consist of the following:

	September 30, 2014	December 31, 2013
Assets of discontinued operations:
Retained interest in purchased accounts receivable	$8,150	$4,966,338
Earned but uncollected fees	-	141,077
Due from client	22,298	256,313
	$30,448	$5,363,728

Liabilities of discontinued operations:
Accounts payable	$62,015	$26,966
Accrued expenses	39,151	51,719
Due to financial institution	39,342	3,240,942
Deferred revenue	-	12,328
	$140,508	$3,331,955

Major classes of income and expenses shown as income from discontinued operations in the Consolidated Statement of Operations are as follows:

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Finance revenues	$25,490	$546,872	$735,357	$1,853,081
Interest expense-financial institution	(532)	(87,656)	(109,878)	(298,069)
Benefit (Provision) for credit losses	-	45,675	24,904	(59,325)
Net finance revenues	24,958	504,891	650,383	1,495,687
Operating expenses	(196,056)	(770,064)	(441,336)	(1,723,140)
Commissions on sale and other income	308,216	-	308,216	-
Gain on sale of discontinued assets	-	-	445,474	-
Net income (loss) from discontinued operations	$137,118	$(265,173)	$962,737	$(227,453)

S-10

4. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:

	Estimated
	Useful Lives	September 30, 2014	December 31, 2013
Furniture and fixtures	2-5 years	$99,982	$64,945
Computers and software	3-7 years	365,361	251,525
		465,343	316,470
Less: accumulated depreciation		(300,515)	(258,391)
		$164,828	$58,079

Depreciation expense was $23,717 and $7,023 for the quarters ended September 30, 2014 and 2013, respectively and $42,125 and $19,681 for the nine months ended September 30, 2014 and 2013, respectively.

5. LOANS PAYABLE SHAREHOLDERS:

On March 19, 2014 upon approval of the Board of Directors, FlexShopper entered into two Promissory Notes totaling $1,000,000, one with CEO Morry Rubin and the other with a major shareholder and Director of the Company. Each demand Promissory Note was for $500,000 and earned interest (payable monthly) at 10% per annum. The Promissory Notes were to assist FlexShopper in purchasing merchandise for lease to support FlexShopper’s growth. In May 2014 these loans were converted into shares of the Company’s Common Stock at a price of $0.55 per share. (See Note 6).

6. CAPITAL STRUCTURE:

The Company’s capital structure consists of preferred and common stock as described below:

Preferred Stock – The Company is authorized to issue 10,000,000 shares of $.001 par value preferred stock. The Company’s Board of Directors determines the rights and preferences of its preferred stock.

On January 31, 2007, the Company filed a Certificate of Designation with the Secretary of State of Delaware. Effective with this filing, 2,000,000 preferred shares became Series 1 Convertible Preferred Stock. Series 1 Convertible Preferred Stock will rank senior to Common Stock.

Series 1 Convertible Preferred Stock was convertible into 5.1 shares of the Company’s Common Stock, subject to certain anti-dilution rights. As a result of the Common Stock offering described below and the sale of Common Stock to officers and/or directors as set forth under Note 7, each share of Series 1 Preferred Stock is currently convertible into 5.8 shares of the Company’s Common Stock. The holder of the Series 1 Convertible Preferred Stock has the option to convert the shares to Common Stock at any time. Upon conversion all accumulated and unpaid dividends will be paid as additional shares of Common Stock.

The dividend rate on Series 1 Convertible Preferred Stock was 8%. Dividends were paid between 2007 and 2009 annually on December 31st in the form of additional Series 1 Convertible Preferred Stock unless the Board of Directors approved a cash dividend. Dividends on Series 1 Convertible Preferred Stock ceased to accrue on the earlier of December 31, 2009, or on the date they were converted to Common Shares. Thereafter, the holders of Series 1 Convertible Preferred Stock have the same dividend rights as holders of Common Stock, as if the Series 1 Convertible Preferred Stock had been converted to Common Stock.

During the nine months ended September 30, 2014, 34,168 preferred shares were converted into 194,758 common shares. As of September 30, 2014 there were 342,219 shares of Series 1 Convertible Preferred Stock outstanding.

S-11

Common Stock – The Company is authorized to issue 65,000,000 shares of $.0001 par value Common Stock. Each share of Common Stock entitles the holder to one vote at all stockholder meetings. Dividends on Common Stock will be determined annually by the Company’s Board of Directors.

During the fourth quarter of 2013, the Company raised $1,000,000 from the sale of its restricted Common Stock at $.40 per share. An aggregate of 2,500,000 shares of Common Stock were sold under Rule 506 and/or Section 4(2) of the Securities Act of 1933 as amended. The Company also issued 14,493 shares to consultants for services rendered.

From May through October 2014, the Company received gross proceeds of $6,501,101 from the sale of 11,820,187 shares offered through three co-placement agents in a private placement offering at an offering price of $.55 per share. During the second and third quarters of 2014, the Company received net proceeds from this offering of $5,472,008 from the sale of 11,574,730 shares of its Common Stock under Rule 506 and/or Section 4(2) of the Securities Act of 1933 as amended. The foregoing excludes the issuance at the final closing date of October 9, 2014 of seven year warrants to purchase 15% of the number of shares sold in the offering, which warrants were issued to the placement agents. As of September 30, 2014, the placement agents have earned warrants to purchase 1,766,209 shares. The forgoing does not include warrants to purchase 6,818 warrants which were earned at the final closing on October 9, 2014, bringing the total number of placement agent warrants to 1,773,027, each at an exercise price of $.55 per share.

In addition, pursuant to the terms of the private placement offering, George Rubin and Morry F. Rubin, officers, directors and founders of the Company, each completed the funding of their $500,000 loan to the Company and converted these loans into shares of the Company’s Common Stock at the same offering price per share as that paid by investors in the offering. An aggregate of 1,818,182 shares of the Company’s Common Stock were issued to the Rubins from the conversion of their notes totaling $1,000,000.

7. RELATED PARTY TRANSACTIONS:

Options granted to officers and directors.

On March 20, 2012, M. Rubin and B. Bernstein were each granted 10 year options to purchase 250,000 shares of common stock each for a total of 500,000 shares. These options were fully vested in 2013. See Note 8.

On March 24, 2014, B. Bernstein was granted 10 year options to purchase 250,000 shares of common stock. These options vested on the date of grant.

On July 25, 2014, a new Director of the Company was granted 10 year options to purchase 180,000 shares of common stock. These options vest one third annually commencing at the date of grant.

See the last paragraph of Note 6.

8. STOCK OPTIONS

On January 31, 2007, the Board adopted our 2007 Omnibus Equity Compensation Plan (the “Plan”), with 2,100,000 common shares authorized for issuance under the Plan. In October 2009, the Company's stockholders approved an increase in the number of shares covered by the Plan to 4,200,000 shares.

The general purpose of the plan is to provide an incentive to the Company’s employees, directors and consultants by enabling them to share in the future growth of the business.

S-12

Activity in stock options for the nine months ended September 30, 2014 is:

Outstanding at January 1, 2014	3,015,000
Granted	871,000
Canceled	(146,667)
Exercised	(33,333)
Outstanding at September 30, 2014	3,706,000

The following table summarizes information about outstanding stock options as of September 30, 2014:

Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Exercisable

$1.25	1,605,000	4 years	1,605,000
$1.00	45,000	6 years	45,000
$0.62	500,000	6 years	500,000
$0.17	500,000	9 years	500,000
$0.80	550,000	10 years	550,000
$0.25	120,000	10 years	120,000
$0.30	50,000	10 years	16,667
$0.45	25,000	10 years	8,333
$0.75	55,000	10 years	-
$0.83	25,000	10 years	-
$0.90	30,000	10 years	7,500
$0.89	180,000	10 years	60,000
$0.79	1,000	10 years	333
$0.55	20,000	10 years	-
	3,706,000		3,412,833

•	The Company measured the fair value of each option award on the date of grant using the Black Scholes option pricing model (BSM) with the following assumptions:

2014
Exercise price	$0.75 to $0.90
Term	10 years
Volatility	0.37
Dividends	0%
Discount rate	2.43% to 2.70%

•	The fair value amounts recorded for these options in the statements of operations was $37,200 and $7,250 for the three months ended September 30, 2014 and 2013, respectively and $271,700 and $54,623 for the nine months ended September 30, 2014 and 2013, respectively.

9. WARRANTS:

The Company has outstanding warrants to one of its placement agents to purchase 1,342,500 shares of the Company’s common stock, which warrants were due to expire on January 31, 2014 but were extended by the Company through January 31, 2018. These warrants are now exercisable at $1.10 per share. The following information was input into BSM (Black Scholes Model) to compute a per warrant price of $.104:

Exercise price	$1.10
Term	4 years
Volatility	37%
Dividends	0%
Discount rate	.09%

For the three and nine months ended September 30, 2014 and 2013, the Company recorded compensation expense of $4,200 and $1,916 and $7,000 and $1,916 respectively, related to the issuance of these warrants.

S-13

The following table summarizes information about outstanding stock warrants as of September 30, 2014:

		Weighted Average
Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Exercisable

$1.10	1,342,500	4 years	1,342,500
$1.00	2,000,004	7 years	2,000,004
	3,342,504

The foregoing table does not include seven-year warrants to purchase 1,773,027 shares of the Company’s Common Stock at an offering price of $.55 per share issued in October 2014 to the placement agents of the Company’s private placement offering which had a series of closings from May 2014 through October 2014.

10. SUPPLEMENTAL DISCLOSURES OF CASH FLOW:

Non-cash financing and investing activities consisted of the following:

For the three and nine months ended September 30, 2014

Conversion of shareholders’ loans to common stock - $1,000,000

Conversion of convertible preferred stock to common stock - $ 60,950

For the three and nine months ended September 30, 2013

None

11.  INCOME TAXES:

As of September 30, 2014, the Company had approximately $4.3 million of net operating loss carryforwards (“NOL”) for income tax purposes.   The NOL’s expire in various years from 2022 through 2025.  The Company’s use of operating loss carryforwards is subject to limitations imposed by the Internal Revenue Code.  Management believes that the deferred tax assets as of September 30, 2014 do not satisfy the realization criteria and has recorded a valuation allowance for the entire net tax asset.  By recording a valuation allowance for the entire amount of future tax benefits, the Company has not recognized a deferred tax benefit for income taxes in its statements of operations.

12. COMMITMENTS AND CONTINGENCIES:

Lease Commitments

The Company has lease agreements for office space in Charlotte, NC, and Boca Raton, FL. All lease agreements are with unrelated parties.

The Company has two Charlotte leases for adjoining space that expired May 31, 2014. The monthly rent for the combined space is approximately $2,340. The Company renewed the leases for an additional year at the same terms.

On August 1, 2013, FlexShopper entered into a 39 month lease for office space in Boca Raton, FL to accommodate the FlexShopper business and its additional employees. The monthly rent was approximately $6,800. This lease agreement was amended in January 2014 to reflect a 63 month term for a larger suite in an adjoining building. Upon commencement the monthly base rent including operating expenses for the first year will be approximately $15,800 with annual three percent increases throughout the lease term.

Anchor had a lease for office space in Medley, FL, which was to expire on May 12, 2014. Anchor terminated this lease in 2013 and forfeited its security deposit.

S-14

The rental expense for the nine months ended September 30, 2014 and 2013 was approximately $116,000 and $42,000, respectively. At September 30, 2014, The future minimum annual lease payments are approximately as follows:

2015	$135,800
2016	120,600
2017	124,400
2018	128,100
2019	109,500
$618,400

Contingencies

We are not a party to any pending material legal proceedings except as described below. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

On October 22, 2010, Anchor filed a complaint in the Superior Court of Stamford/Norwalk, Connecticut against the Administrators of the Estate of David Harvey (“Harvey”) to recoup a credit loss incurred by the Company’s former subsidiary, Brookridge Funding Services, LLC. Harvey was the owner of a Company that caused the credit loss and the Company is pursuing its rights under the personal guarantee that Harvey provided. The Complaint is demanding principal of approximately $485,000 plus interest and damages.

On September 9, 2014 the Company received $124,774 from Harvey as a final settlement, which is included in discontinued operations.

13. SUBSEQUENT EVENTS

In October 2014, the Company received gross proceeds of $135,000 from the sale of 245,456 shares of the Company’s Common Stock.

S-15

13,593,214 Shares

Flexshopper, Inc.

Common Stock

                             , 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other expenses of issuance and distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Legal fees and expenses	25,000	*
Accounting fees and expenses	10,000	*
Filing fees and Miscellaneous fees and expenses	15,000	*

Total	$50,000	*

________________

*Estimated

Item 14.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into employment agreements with its executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Placement Agency Agreement entered into in connection with the placement provides for indemnification by the placement agent of the Registrant and its executive officers and directors, and by the Registrant of the placement agent, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

II-1

Item 15.	Recent sales of unregistered securities.

During the last three years, we sold the following unregistered securities, it being understood that no unregistered securities were sold by the Registrant during the fiscal years ended December 31, 2012 and 2011:

Date of Sale	Title of Security	Number Sold	Consideration Received	Purchasers	Exemption from Registration Claimed

June 2013	Common Stock Options (1)	100,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

July 2013	Common Stock Options (2)	60,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

September 2013	Common Stock Options (3)	35,000	Securities granted under Equity Compensation Plan; no cash received; no commissions paid	Employees, Directors and/or Officers	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

October 2013	Common Stock	975,000	$390,000 no commissions paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

November 2013	Common Stock	1,250,000	$500,000 no commission paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

November 2013	Common Stock	14,493	Services rendered; no commissions paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 And/or Rule 506

December 2013	Common Stock	275,000	$110,000 no commission paid	Accredited Investors	Section 4(2) of the Securities Act of 1933 and/or Rule 506 promulgated thereunder

March- May 2013	Common Stock	$1,000,000	$1,000,000; no commissions paid	Accredited Investors	Section 4(2)

II-2

May 2014	Common Stock	4,657,456	$2,561,600, Before placement agent compensation of $333,008	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

May 2014	Common Stock	1,818,181	$1,000,000	Accredited Investors	Section 3(a)(9)

June 2014	Common Stock	2,068,183	$1,137,500, before placement agent compensation of $168,208	Accredited Investors	Section 4(2) and/ or Rule 506 promulgated thereunder

July 2014	Common Stock	1,803,182	$991,750, before placement agent compensation of $128,927	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

August 2014	Common Stock	1,665,909	$916,250, before placement agent compensation of$119,112	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

September 2014	Common Stock	1,380,000	$759,000, before placement agent compensation of $98,670	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

October 2014	Common Stock	245,456 shares and placement agent warrants to purchase 1773,027 shares (4)	$135,000 before placement agent compensation of $16,200	Accredited Investors	Section 4(2) and/or Rule 506 promulgated thereunder

2014	Common Stock	194,758 shares	34,168 Preferred Stock conversion; no commissions paid	Accredited Investors	Section 3(a)(9)

(1) Options are exercisable at $0.35 per share.

(2) Options are exercisable at $0.30 per share.

(3) Options are exercisable at $0.45 per share.

(4) Warrants are exercisable at $.55 per share.

None of the foregoing transactions, except those common stock sales which took place between May and October 2014, involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

•	with respect to the transactions described in paragraphs (4), (5) and (6), Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant. The registrant further believes these exemptions are available because the securities were not offered pursuant to a general solicitation and such issuances were otherwise made in compliance with the requirements of Regulation D and Rule 506. The securities issued in such transactions are restricted and may not be resold except pursuant to an effective registration statement filed under the Securities Act or pursuant to a valid exemption from the registration requirements of the Securities Act.

II-3

Item 16.	Exhibits

The following exhibits are all previously filed in connection with our Form 10-SB, as amended, unless otherwise noted:

2.1	Exchange Agreement
3.1	Certificate of Incorporation-BTHC,INC.
3.2	Certificate of Merger of BTHC XI, LLC into BTHC XI, Inc.
3.3	Certificate of Amendment
3.4	Designation of Rights and Preferences-Series 1 Convertible Preferred Stock
3.5	Certificate of Amendment dated October 16, 2013(11)
3.6	Amended and Restated By-laws
4.1	Placement Agent Warrant issued to Fordham Financial Management on October 9, 2014*
4.2	Placement Agent Warrant issued to Paulson Investment Company, Inc. on October 9, 2014*
4.3	Placement Agent Warrant issued to Spartan Capital Securities, LLC on October 9, 2014*
5.1	Legal opinion of Morse & Morse, PLLC*
10.1	Directors’ Compensation Agreement-George Rubin
10.2	Employment Contract-Morry F. Rubin
10.3	Employment Contract-Brad Bernstein
10.4	Agreement-Line of Credit
10.5	Fordham Financial Management-Consulting Agreement
10.6	Facilities Lease – Florida
10.7	Facilities Lease – North Carolina
10.8	Loan and Security Agreement (1)
10.9	Revolving Note (1)
10.10	Debt Subordination Agreement (1)
10.11	Guaranty Agreement (Morry Rubin) (1)
10.12	Guaranty Agreement (Brad Bernstein)(1)
10.13	Continuing Guaranty Agreement (1)
10.14	Pledge Agreement (1)
10.16	Asset Purchase Agreement between Anchor and Brookridge Funding LLC (2)
10.17	Senior Credit Facility between Anchor and MGM Funding LLC (2)
10.18	Senior Credit Facility Guarantee - Michael P. Hilton and John A. McNiff III (4)
10.19	Employment Agreement - Michael P. Hilton (4)
10.20	Employment Agreement - John A. McNiff (4)
10.21	Accounts Receivable Credit Facility with Greystone Commercial Services LP (3)
10.22	Memorandum of Understanding - Re: Rescission Agreement (5)
10.23	Rescission Agreement and Exhibits Thereto (5)

II-4

10.24	Termination Agreement by and between Brookridge Funding Services LLC and MGM Funding LLC.(5)
10.25	First Amendment to Factoring Agreement (6)
10.26	Promissory Note dated April 26, 2011 between Anchor Funding Services, Inc. and MGM Funding, LLC (7)
10.27	Rediscount Facility Agreement with TAB Bank (8)
10.28 10.29	Form of Validity Warranty to TAB Bank (8) Amendment to Employment Agreement of Morry F. Rubin (10)
10.30	Asset Purchase Agreement dated April 30, 2014 (12)
21.0	Subsidiaries of Registrant*
23.1	Consent of Scott and Company, LLC*
23.2	Consent of Morse & Morse, PLLC (included in exhibit 5.1)
99.1	2007 Omnibus Equity Compensation Plan
99.2	Form of Non-Qualified Option under 2007 Omnibus Equity Compensation Plan
99.3	Amendment to 2007 Omnibus Equity Compensation Plan increasing the Plan to 4,200,000 shares (9)
101.INS	XBRL Instance Document,XBRL Taxonomy Extension Schema *
101.SCH	Document, XBRL Taxonomy Extension *
101.CAL	Calculation Linkbase, XBRL Taxonomy Extension Definition *
101.DEF	Linkbase,XBRL Taxonomy Extension Labels *
101.LAB	Linkbase, XBRL Taxonomy Extension *
101.PRE	Presentation Linkbase *
___________________
* Filed herewith.

(1)	Incorporated by reference to the Registrant’s Form 8-K filed November 24, 2008 (date of earliest event November 21, 22008).

(2)	Incorporated by reference to the Registrant's Form 8-K filed December 8, 2009 (date of earliest event - December 4, 2009).

(3)	Incorporated by reference to the Registrant's Form 8-K filed December 2, 2009 (date of earliest event -November 30, 2009).

(4)	Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2009.

(5)	Incorporated by reference to the Registrant's Form 8-K filed October 12, 2010 (date of earliest event - October 6, 2010).

(6)	Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2010.

(7)	Incorporated by reference to the Registrant's Form 8-K filed April 28, 2011 (date of earliest event - April 26, 2011).

(8)	Incorporated by reference to the Registrant’s Form 10-Q for the quarter ended September 30, 2011.

(9)	Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2011.

(10)	Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 2012.

(11)	Incorporated by reference to the Registrant’s Form 8-K dated October 16, 2013.

(12)	Incorporated by reference to the Registrant’s Form 8-K dated April 30, 2014.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

II-5

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on this 22nd  day of January, 2015.

FLEXSHOPPER, INC.

By:	/s/ Brad Bernstein,
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morry F. Rubin Morry F. Rubin	Chairman of the Board	January 22, 2015

/s/ Brad Bernstein Brad Bernstein	Principal Executive Officer, President and Director	January 22, 2015

/s/ Frank Matasavage Frank Matasavage	Principal Financial Officer and Principal Accounting Officer	January 22, 2015

/s/ Carl Pradelli Carl Pradelli	Director	January 22, 2015

/s/ T. Scott King T. Scott King	Director	January 22, 2015

II-6